AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER , 2000.
                                                  REGISTRATION NO. 333-_________

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
--------------------------------------------------------------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
--------------------------------------------------------------------------------

                         SOUNDWORKS INTERNATIONAL, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

           NEVADA                            3652                   91-1894164
(State or other jurisdiction of   (Primary standard industrial    (IRS employer
incorporation or organization)    classification code number)     identification
                                                                      number)

                           8495 ODDFELLOWS ROAD, N.E.
                       BAINBRIDGE ISLAND, WASHINGTON 98110
                                 (206) 780-0857
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           8495 ODDFELLOWS ROAD, N.E.
                       BAINBRIDGE ISLAND, WASHINGTON 98110
                                 (206) 780-0857
(ADDRESS OF PRINCIPAL PLACE OF BUSINESS OR INTENDED PRINCIPAL PLACE OF BUSINESS)

                           GERALD B. DENNON, PRESIDENT
                           8495 ODDFELLOWS ROAD, N.E.
                       BAINBRIDGE ISLAND, WASHINGTON 98110
                                 (206) 780-0857
       (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                                    COPY TO:

       DAVID C. THOMAS, ESQ.                     JULE M. HANNAFORD, ESQ.
 Raice Paykin Krieg & Schrader LLP          Kelly, Hannaford & Battles, P.A.
   185 Madison Avenue (10th Floor)          222 South 9th Street (Suite 3900)
      New York, New York 10016                 Minneapolis, Minnesota 55402
(212) 725-4423 Tel. (212) 684-9022 Fax    (612) 341-0881 Tel. (612) 341-1041 Fax

         COUNSEL TO ISSUER                       COUNSEL TO UNDERWRITER

                                -----------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: AS SOON AS
        PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                                 ---------------

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, CHECK THE FOLLOWING BOX. |_|

                                            CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM         PROPOSED
  TITLE OF EACH CLASS OF                   AMOUNT TO      OFFERING PRICE PER        MAXIMUM                AMOUNT OF
SECURITIES TO BE REGISTERED                   BE               SECURITY             AGGREGATE           REGISTRATION FEE
                                           REGISTERED                              OFFERING PRICE
===========================================================================================================================
 Units each consisting of one share of      1,500,000                 $1.00             $1,500,000               $396.00
 Common Stock, $0.001 Par Value and a
Warrant to acquire one share of Common
              Stock(1)
---------------------------------------------------------------------------------------------------------------------------
 Common Stock Underlying Warrants(2)        1,500,000                 $1.20             $1,800,000                475.20
---------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Underwriter's         150,000                 $1.25                187,500                 12.00
            Warrants(3)
---------------------------------------------------------------------------------------------------------------------------
     Total Registration and Fee                                                         $3,487,500               $883.20
---------------------------------------------------------------------------------------------------------------------------

(1) The Warrants:(a) may be purchased separately from the Common Stock thirty days after the effective date of the offering (at which time the units will automatically separate into a share and warrant ), (b) are exercisable at $1.20 per share during a five-year period commencing on the effective date of this Registration Statement, and (c) shall be redeemable, at the option of the Company, at $.05 per Warrant upon 30 days' prior written notice, (i) if the closing bid price, as reported on the NASDAQ Electronic Bulletin Board, or the closing sale price, as reported on a national or regional securities exchange, as applicable, of the shares of the Registrant's Common Stock for 30 consecutive trading days ending within ten days of the notice of redemption of the Warrants averages in excess of $2.40 per share, subject to adjustment, and (ii) after a then current registration statement has been declared effective by the Commission with regard to the shares of Common Stock to be received by the holder upon exercise. Pursuant to Rule 416 under the Securities Act of 1933, as amended ("Securities Act"), such additional number of these securities are also being registered to cover any adjustment resulting from stock splits, stock dividends or similar transactions. The indeterminate number of additional shares shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Reserved for issuance upon exercise of the Warrants. Pursuant to Rule 416 under the Securities Act, such additional number of shares of Common Stock subject to the Warrants are also being registered to cover any adjustment resulting from stock splits, stock dividends or similar transactions. The indeterminate number of additional shares shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) In connection with the offering the underwriter is to receive a warrant to purchase Common Stock equal to 10% of the number of Units sold. The exercise price is 125% of the Unit Price. Such Warrant is exercisable for a four year period beginning on the first anniversary of the effective date of the offering.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                                  Filed Pursuant to Rule 424____

                                           Registration Statement No. 333-______

                                 1,500,000 Units

[GRAPHIC OMMITTED]

This is an initial public offering of 1,500,000 units. The offering price per unit is $1.00. Each unit consists of:

o     one share of common stock; and

o     one redeemable common stock purchase warrant.

This Prospectus also relates to warrants to purchase up to 1,500,000 shares of common stock, which will be received in the future if all warrants included in the units are exercised at $1.20 each. If all of the warrants are exercised, Soundworks will receive $3,015,000 after the underwriter's discount, fee on warrant exercise and non-accountable expense.

Soundworks common stock has, until recently, been traded on the over the counter Bulletin Board maintained by the NASD under the symbol "SOWK". These securities are currently traded in the over the counter market in the "pink sheets." Soundworks expects that after this offering it will apply to resume trading of our securities on the Bulletin Board.

Investing in the units involves significant risks. See "Risk Factors" beginning on page 4.

                                                      Per Unit          Total

Offering price of units.........................       $1.00          $1,500,000

Proceeds from the sale of units-$1,500,000

Protective Group Securities Corporation is the Underwriter on a best efforts basis.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                ----------------

                                 December , 2000

                                -----------------

                     PROTECTIVE GROUP SECURITIES CORPORATION

                               PROSPECTUS SUMMARY

The following summary highlights information from this Prospectus. Because this is a summary, it does not contain all of the information that you should consider before investing in the units. You should read the entire Prospectus carefully, including the "Risk Factors" section, at pages 4-7, the financial statements and the notes to those financial statements.

Soundworks

SoundWorks International, Inc. ("Soundworks"), is a Nevada corporation formed on March 19, 1997, with principal offices located at 8495 Oddfellows Road N.E., Bainbridge Island, WA 98110. It is the successor to SoundWorks USA, Inc., a company formed in 1992. Its telephone number is (206) 780-0857.

Soundworks produces and markets music and spoken word discs and cassettes, under the trade name Jerden Records, and recordings of interviews/speeches under the name SpeechWorks (TM), to targeted and mass markets. Soundworks produces its music discs and cassettes from a library of master recordings owned by it comprised of over 200 name artists such as The Kingsmen, Pete Fountain and the Brothers Four and covering the Pop, Country, Rock, Jazz, Big Band, Instrumental, Folk and Blues genres. The music recordings have, for the most part, not been released on compact disc and are copyrighted. Soundworks' SpeechWorks line encompasses interviews with well known music personalities such as Elvis Presley and speeches of historical figures such as John F. Kennedy and Franklin Delano Roosevelt which are largely in the public domain and not copyrighted.

Market Opportunity

Soundworks' growth and development is now and has been, frustrated by:

o     inadequate financial resources; and

o reliance on part time personnel to exploit and develop its music library of master recordings and SpeechWorks (TM) spoken word market.

If all of the units are sold Soundworks intends to use the proceeds to:

o     develop and market products from its library;

o     produce and market the SpeechWorks (TM) products it has identified; and

o     acquire Santa Fe Acquisitions Inc.

The Offering

Except as otherwise indicated, all information in this Prospectus has been adjusted to give effect to a one for five reverse stock split effective
on     2000.

Securities Offered....  1,500,000 units. Each unit consists of one share of common stock and one warrant to purchase an additional share of common stock. The Common Stock and Warrants may not be sold separately until 30 days from the date of this Prospectus. After that date the common stock and warrants in the units will trade separately.

Warrants..............  The warrants included in the units will be exercisable beginning 30 days after the offering. The exercise price of a warrant is $1.20. The Warrants expire on the fifth anniversary of the date of this Prospectus. Soundworks may redeem some or all of the outstanding warrants if Soundworks provides the holders with 30 days' prior written notice but it may only do this if the closing price of Soundworks common stock averages at least $2.40 per share for 30 consecutive days ending within ten days of the notice of redemption. The redemption price will be $0.05 per warrant. No redemption can occur until six months after the date of this Prospectus.

Capitalization........  Soundworks has 50,000,000 authorized shares of common stock $0.001 par value. 8,425,331 of such shares of common stock were issued and outstanding before the offering. After this offering, there will be 9,925,331 shares outstanding (assuming all units offered are sold). Both of these numbers exclude 1,500,000 shares of common stock issuable upon exercise of the 1,500,000 warrants which will be outstanding immediately after the offering, if all units offered are sold.

Key Personnel.........  Soundworks' President and CEO is Gerald B. Dennon.
                        Robert L. Wikstrom is its Vice President,
                        Secretary-Treasurer and General Manager. See Management on page 22.

Risks.................  An investment in these securities is highly speculative and involves a high degree of risk and immediate substantial dilution. Soundworks' accountants have placed a "going concern" reservation on their opinion. See Risk Factors on page 4.

Dividend Policy.......  Soundworks does not plan to pay dividends in the foreseeable future.

Use of Proceeds.......  Soundworks expects to use the proceeds from the offering, approximately $1,305,000 to:

                        o     complete product development;

                        o launch products and cover related marketing and advertising expenses;

                        o complete the acquisition of Santa Fe Acquisitions, Inc.;

                        o     expand its office and warehouse facilities;

                        o     build inventory;

                        o     acquire needed personnel,

                        o     acquire related businesses; and

                        o provide working capital. See Use of Proceeds on page 8.

Symbol for Common Stock..............................SOWK

Symbol for Warrants..................................SOWK.W

Proposed Symbol for Units............................SOWK.U

                             Summary Financial Data

The following table presents summary financial information for Soundworks. The pro forma balance sheet data reflects the sale by Soundworks of 1,500,000 units in the offering at $1.00 per unit and the use of the net proceeds as set forth in "Use of Proceeds" on page 8. You should read this data together with the financial statements and related notes included in this Prospectus.

                             SELECTED FINANCIAL DATA

                                      YEARS ENDED DEC. 31            NINE MONTHS
                                                                   ENDED SEPT. 30

                                         1999        1998         2000         1999
Statement of Earnings Data:

Net sales                             $ 128,535    $ 62,999    $ 167,056    $  96,401

Operating profit (loss)                (169,889)    (51,679)    (230,432)    (127,417)

Earnings (loss) before income taxes    (177,574)    (18,705)    (217,734)    (133,180)

Net earnings (loss)                    (177,574)    (18,705)    (217,734)    (133,180)

Earnings (loss) per share                 (.004)      (.003)       (.005)       (.003)

Weighted average shares outstanding       (.004)      (.003)       (.005)       (.003)

                                                          September 30, 2000

                                                      HISTORICAL     PRO FORMA (1)
Balance Sheet Data:

Working capital:                                       $114,850       $1,564,850

Total assets                                            553,914        2,003,919

Total liabilities                                       140,037          140,037

Stockholders' equity (deficiency)                       413,882        1,863,882

(1) Adjusted to reflect the sale of our securities in this offering, less expenses of this offering estimated at $50,000

                                  RISK FACTORS

An investment in the units involves many risks. These risks are substantial. You should carefully consider the following information about these risks, together with the other information in this Prospectus, before buying units.

If any of the following risks happen Soundworks business and prospects could suffer, the trading price of the units, common stock or warrants could decline, and you might lose all or part of your investment.

      Soundworks has never earned a profit and may never become profitable.

o Soundworks has been operating at a loss since its inception and is not yet profitable.

o Management estimates that our break even point is when product sales exceed $250,000 per year.

o     Soundworks sales for the fiscal year ended December 31, 1999 were only
      $128,535.

         Soundworks' has intense competition from traditional companies.

Soundworks major competitors in this area are:

Rhino Records, Heartland Music, Sony's Columbia Legacy, Curb Records, DCC Compact Classics, and K-Tel International. Most of these companies are better known than Soundworks and have far greater assets which enable them to produce a broader range of records, secure more shelf space from retail distributors and gain more value from their advertising expenditures. See "Competition," page 20.

      Competition from the internet and "Napster style companies" may make it difficult for Soundworks to sell records. The internet and file sharing technology such as used by Napster, Inc., permits free sharing of high quality music without payment to artists and traditional sellers. The impact this will have on the music industry and on Soundworks and its traditional competitors is uncertain. See " Competition-Internet", page 21.

      Soundworks Shares are traded at low volumes and this may make it difficult for Soundworks to sell records. The shares of Soundworks are traded on the pink sheets and at very low volumes. There is no assurance that trading, in volume, will ever develop either in shares or warrants. As a result, investors in the shares in this offering may not be able to sell their shares or warrants when they desire to or at all, as interested buyers are scarce.

      Soundworks is dependent on two key men. Soundworks is dependent on the services of Gerald B. Dennon, President, and Robert L. Wikstrom, Vice President, Secretary/Treasurer and General Manager. Mr. Dennon has over 40 years of experience as a senior executive, promoter, developer and producer of music products and artists in the industry. Mr. Wikstrom is an operations specialist who has taken several firms from bankruptcy to profitability in the entertainment industry. The loss of their services could be very harmful to Soundworks as their experience in the industry would be difficult to replace, particularly at their current compensation levels of $55,000 and $36,000, respectively.

      Soundworks needs additional personnel to carry out its business plan. Soundworks has only a small marketing and customer support staff, and it will have to establish marketing and customer functions with enough experienced and motivated people to put into effect its business strategy to penetrate its targeted market. There is no assurance that Soundworks will raise enough from this offering to hire the additional people needed by Management to grow Soundworks' business.

      Soundworks has paid no dividends in the past and has no present plans to pay them in the future. Soundworks has paid no dividends to date. Management intends to retain earnings, if any, for expansion and does not plan to pay cash dividends for some time, if ever. Management believes cash dividends should be paid when and if the Company has expanded to cover adequately the markets available to it and has generated sufficient earnings to pay dividends. Dividend policy will be reviewed annually.

      Soundworks provides Officer and Director indemnification. Soundwork's Articles of Incorporation and By-laws provide that it must indemnify its officers, directors, and employees to the full extent provided by Nevada law if someone makes a claim against them because of their employment with Soundworks. The Articles of Incorporation also provide that officers and directors have no liability to Soundworks or its shareholders for cash damages to the full extent permitted under Nevada law. This requirement to defend officers and directors can be expensive in terms of legal fees, to Soundworks, even if it wins and it could also divert needed cash from our operations. Indemnification could keep us from getting cash for damages we might otherwise have recovered against directors or officers for negligence which harms the corporation.

      No commitment on anyone to Purchase Shares. This offering is being made strictly on a "best-efforts" basis. There is no commitment by anyone to purchase any part of the securities being offered. Soundworks can give no assurances that any part let alone a significant part of this offering can be sold. There is no minimum number of units that must be sold and no escrow arrangement until that minimum is met. Therefore, even if not enough money is raised to enable Soundworks to carry out its business program those who do buy its units in this offering will not get their money back.

      Substantial Dilution. The book value of the Soundworks' common stock is substantially less than the offering price. As a result, this offering will immediately increase the book value per share of existing shareholders and reduce the book value per share of those buying in this offering and therefore investors in this offering will experience immediate and substantial dilution of their investment.

      Penny Stock Rules may impede your ability to resell. Penny stock rules may make it more difficult to resell units, shares, or warrants purchased in this offering. Trading of Soundworks' stock will be subject to the "Penny Stock Rules" of the Securities and Exchange Commission. These rules impose certain sales practice requirements on broker-dealers who sell such securities to persons other than established customers or accredited investors. The Penny Stock Rules require broker-dealers to make a special suitability determination for the purchaser and to also get the purchaser's written consent to the trade before closing the sale. These rules, as a result, may make it difficult for broker-dealers to make effective markets in common stock of Soundworks, and also may make it harder for purchasers to resell their them in secondary markets.

         Soundworks May Not Be Able to Manage Its Expanding Operations.

Soundworks operations have been on a limited scale. Soundworks will need to expand its operations to achieve market acceptance for its products. To accommodate this growth and to compete effectively, Soundworks will need to put into place and improve its internal operating systems and controls. In addition Soundworks will have to fill important management positions which are currently vacant.

    Future Sales of Shares by Management and Others Could Lower Market Price.

A large number of Soundworks' outstanding shares are "restricted securities", as defined by the Securities Act of 1933 and eligible for sale, from time to time, subject to volume, holding period and other limitations imposed under Rule 144 of that Act. Sales of large amounts of common stock after the offering, or even the potential for those sales, are likely to lower the market price of common stock. The existence of the Warrants being offered in this Prospectus and the $1.20 exercise price provided is also likely to serve as an overhang which impacts and limits the value of Soundworks common shares. After the offering, Soundworks will have, if all units are sold, 9,925,331 shares of common stock outstanding. In addition to the 1,500,000 shares that will be freely tradable after the offering, and the 1,500,000 additional shares that may be issued if the warrants sold in the offering are exercised, 8,425,331 currently outstanding or reserved shares may be sold in the future subject to compliance with the Securities Act of 1933 and Rule 144. The Shares may come on the market as follows:

o     within 90 days 4,913,429 shares or 58.3 %

o     within 180 days 157,956 shares or 1.9 %

o     within 270 days 84,253 shares or 1 %

Number of Shares Description 8,425,331 Common stock currently outstanding.

     Control of Soundworks By Management could conflict with your interests.

The interests of Soundworks' directors and executive officers, and its principal stockholders could conflict with the interests of other Soundworks stockholders, including the purchasers in the offering. Following completion of the offering, Soundworks' directors and executive officers, together with the principal stockholders of Soundworks, will own or control approximately 43.5 % of its outstanding common stock. Accordingly, these stockholders may be able to influence the outcome of stockholder votes, including votes to elect directors, some amendments to Soundworks' charter and bylaws, and the approval of significant corporate transactions such as a merger or a sale of Soundworks' assets. This influence could delay, defer or prevent a change in control of SoundWorks

 Statute, Charter and By-laws May Delay or Prevent an Acquisition of Soundworks.

Soundworks is subject to the anti-takeover provisions of Section 203 of the Nevada General Corporation Law. Section 203 could delay or prevent a third party or a significant stockholder from acquiring control of Soundworks In addition, Soundworks' charter and by-laws may have the effect of discouraging, delaying or preventing a merger, tender offer or proxy contest involving SoundWorks. Any of these anti-takeover provisions could lower the market price of the common stock and deny shareholders the premium a person intent on a takeover might offer.

                Soundworks needs additional financing to survive.

Soundworks has a "going concern" qualification in its accountant's opinion. That means that without additional financing and enough sales to remain in business Soundworks will go out of business and you could lose your entire investment.

              Soundworks' Warrants can be redeemed on short notice.

Soundworks can redeem your warrants for $0.05 per warrant on 30 days' notice, if the closing price of the common stock has been at least $2.40 for the ten consecutive trading days immediately preceding the date of notice of redemption. If we redeem the warrants you would be forced to sell or exercise the warrants or accept the redemption price. This kind of redemption cannot occur until six months after the date of this prospectus.

  Your ability to exercise Warrants is dependent on Soundworks' maintaining an effective Registration Statement.

Soundworks will be able to issue shares of its common stock upon exercise of your warrants only if there is a then current prospectus relating to the common stock under an effective registration statement filed with the Securities and Exchange Commission, and only if the common stock is qualified for sale or exempt from qualification under applicable state securities laws. Soundworks has agreed to use its best efforts to meet these requirements but cannot assure you that it will be able to do so. The warrants may lose all of their value and the market for the warrants may be limited if Soundworks does not meet these requirements.

    Purchasers in the offering will face immediate and substantial dilution.

The initial public offering unit price is substantially higher than the net tangible book value per share of common stock. If 1,500,000 units are being sold in the offering at $1.00 per unit, Soundworks' net tangible book value per share will be $.06 or $.94 below the $1.00 offering price. The net tangible book value after the offering will thus be 80% below the $1.00 offering price. Sales of additional common stock in the future may reduce net tangible book value per share, resulting in further dilution to purchasers of units sold in the offering.

                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

Some of the statements contained in this Prospectus discuss future events and developments, including Soundworks' ability to generate revenue, income and cash flows, or state other "forward-looking" information. Soundworks generally identifies these forward-looking statements by using the words "anticipate," "believe," "estimate," "expect," and similar expressions. Many known and unknown risks, uncertainties and other factors that could cause the actual results to be very different from those contemplated by the statements. Soundworks does not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

                                 USE OF PROCEEDS

Soundworks will receive net proceeds from the sale of units in the offering of approximately $1,305,000 after the deduction of expenses payable by it. Soundworks expect to use the proceeds as follows:

Offering Expenses:

       Filing fees                                                                $    2,000

       Legal                                                                          50,000

       Accounting                                                                      6,000

       Printing                                                                       10,000

       Acquisition of Santa Fe Acquisitions, Inc.                                    348,000

       Product Development                                                           125,000

       Product Launch (Marketing and Advertising)                                    200,000

       Retention of needed personnel                                                 120,000

       Inventory                                                                     100,000

       Working Capital/Possible future Acquisition of other Related Businesses       294,000
                                                                                  ----------

                                                                         TOTAL    $1,305,000

                                                            APPROXIMATE AMOUNT
                                                             OF NET PROCEEDS      100%

If warrants included in units are exercised, the total proceeds to Soundworks from the exercise of the warrants included in all units will be approximately $3,015,000. Management expects to use the proceeds of warrant exercise to:

o     repay debt;

o     for further product development;

o     working capital; and

o     other acquisitions which would complement Soundworks' business.

Until the net proceeds are used Management intends to invest such funds in short term bank deposits, investment grade securities, United States government securities and other short term income producing securities.

The discussion above is an estimate based on Soundworks' current business plans. Actual expenditures may vary depending on the circumstances which may arise.

                                  UNDERWRITING

The Underwriter named below has agreed, subject to the terms of an underwriting agreement, to purchase from us and we have agreed to sell to the underwriter, at the initial offering price less the underwriting discounts set forth below and on the cover page of this prospectus up to 1,500,000 units consisting of a share of Common Stock and as Warrant to purchase a share of Common Stock.

The underwriting agreement provides that it is a best efforts undertaking on the underwriter's part and there is no commitment to acquire a single Unit of our securities. The underwriting agreement provides that we will indemnify the underwriter against some liabilities, including liabilities under the Securities Act.

The underwriter has informed us that it proposes to offer the units directly to the public at the public offering price stated on the cover sheet of this prospectus and to certain dealers at such public offering price less a selling
concession not to exceed $    a Unit. The underwriter may allow and such dealers
may re-allow, a concession of not more than $    per Unit to certain other
dealers. After the offering the underwritten may change the offering price, the concession to dealers and other selling terms.

The following table lays out the amount of the underwriting discount and the compensation paid to the underwriter for each Unit sold and in total.

                                  Compensation to be paid to the Underwriter
                                  ------------------------------------------

                                                  Per Unit         Per Share          Total
                                                  --------         ---------          -----
Underwriter's Discount                              $.10                            $150,000

Underwriter's Warrant (1)                       1/10th Wrnt                          150,000 Wrnts

Non-accountable Expense Allowance (2)               $.03                             $45,000

Fee on Warrant Exercise (3)                                           5%             $90,000

------

(1) In connection with the offering we have agreed to issue warrants to the underwriter to acquire Common Shares in an amount equal to 10% of the number of Units sold. The Warrant will be exercisable for four (4) years beginning on the first anniversary of the effective date of the offering, at 125% of the offering price per unit if the underwriter realizes a gain from the resale of the shares exercisable upon the exercise of the Warrants, the gain may be considered additional underwriting compensation.

(2) We have agreed to pay the underwriter a non-accountable expense allowance of 3% of the gross amount raised in this offering. This allowance will be reduced by any investment banking fees and deposits the underwriter receives within one year from this offering. In addition, we have agreed to pay all accountable expenses incurred by the underwriter, including legal and accounting.

(3) We have also agreed to pay the underwriter 5% of the proceeds from the exercise of the Warrants, which are part of the Units offered, as soliciting agent.

The following table itemizes the expenses we will pay in connection with the issuance and distribution of the securities being registered. Except for the SEC Registration Fee the amounts listed below are estimates.

Nature of the Expense                                                     Amount
---------------------                                                     ------

SEC Registration Fee-------------------------------------------------$    883.20

NASD and Blue Sky Fees and Expenses----------------------------------- 10,000.00

Printing and Engraving Fee-------------------------------------------- 10,000.00

Registrant's Counsel Fee and Expenses--------------------------------- 20,000.00

Accounting Fee and Expense--------------------------------------------- 6,000.00

Underwriter's Expenses----------------------------------------------- 195,000.00

Transfer Agents Fee---------------------------------------------------- 2,500.00

Other Offering Expenses------------------------------------------------

Miscellaneous----------------------------------------------------------

         TOTAL------------------------------------------------------$244,388.20+

Prior to this offering there has been no public market for our Units or Warrants. There has been a market for our shares of Common Stock on the Bulletin Board. The initial public offering price of our Units was determined by negotiations with our underwriter and do not necessarily bear any relationship to our assets, book value, financial condition, or other established criteria of value. Consideration was given to:

o     prevailing market conditions,

o     the prospects for the business and industry in which we compete,

o an assessment of our management, our capital structure, our past and present operations, and

o     our prospects for future earnings

The offering price of our Units and exercise price of the Warrants does not, therefore indicate our actual value. There is no assurance that a trading market will develop for our Units or Warrants or that any of the securities being offered, will sell, in any market that may develop, at a price equal to or higher than the price the securities are being offered to you.

In connection with this offering the underwriter and selling group members, if any, may engage in transactions that stabilize, maintain or otherwise affect the market price of our Units, Common Stock and/or Warrants. These transactions may include stabilization transactions effected in accordance with Regulation M of the Securities Exchange Act of 1934, in which these people may bid for or purchase Units, Common Stock, or Warrants for the purpose of pegging, fixing or maintaining the price of our Units, Common Stock, or Warrants at a level is higher than the market would dictate in the absence of these transactions.

If the underwriter engages in these actions it may keep the price levels for Units, Common Stock and Warrants above what might otherwise prevail in the open market. We and the underwriter make no representation as to how the described transactions will affect the price of the securities being offered. Nor do we or the underwriter make any representation that any of these transactions will be engaged in, or that if they are commenced, they will not be discontinued without notice.

Protective Group Securities Corporation, the underwriter, was organized in 1989. It is a member firm of the NASD.

                         DETERMINATION OF OFFERING PRICE

The offering price of the units has been established through negotiations between the underwriter and us and as described above bears no relationship to revenues, earnings, book value or any other criteria of investment value. Soundworks makes no representations as to any objectively determined value of the units offered. There is no assurance that the securities offered can be resold at the offering price after you purchase them in this offering.

                                 DIVIDEND POLICY

Soundworks has never paid any cash dividends on its shares of common stock and does not expect to pay any cash dividends on its shares of common stock in the foreseeable future. We intend to keep future earnings, if any, for reinvestment in our business. Future cash dividends will depend on Soundworks' financial condition, results of operations, capital requirements and other factors that the Board of Directors thinks are relevant.

                                 CAPITALIZATION

The following table sets forth as of September 30, 2000 for Soundworks International, Inc. and Subsidiary:

o     the actual capitalization,

o the pro forma as adjusted capitalization which shows the effect of the sale of 1,500,000 units in the offering at the initial public offering price of $1.00 per unit and the use of the net proceeds of the offering.

--------------------------------------------------------------------------------
                                    Pro Forma               Actual as of 9/30/00
                                    ---------               --------------------
--------------------------------------------------------------------------------
Common Stock $.001 pv                 8,425                        42,127
--------------------------------------------------------------------------------
Paid in Capital                    $2,826,450                    $1,292,753
--------------------------------------------------------------------------------

This table should be read in conjunction with our Financial Statements included elsewhere in this prospectus.

                                    DILUTION

As of September 30, 2000, Soundworks' pro forma net tangible book value was $413,882 or $0.05 per share of common stock. Pro forma net tangible book value per share is Soundworks total tangible assets less total liabilities divided by the total number of shares of common stock outstanding. If Soundworks had sold the units on September 30, 2000 at the initial public offering price of $1.00 per unit and applied the net proceeds of the offering, the net tangible book value of Soundworks as of September 30, 2000, would have been $1,863,882 or $.22 per share. This represents an immediate increase of $.17 per share of common stock to existing stockholders and an immediate dilution of $.78 per share of common stock to the new stockholders who purchase units in the offering. The following table illustrates this per share dilution:

-------------------------------------------------------------------------------
Public offering price per unit of the securities in this offering         $1.00
-------------------------------------------------------------------------------
Pro forma net tangible book value per share, before the offering           $.05
-------------------------------------------------------------------------------
Increase per share attributable to the sale by Soundworks in this
offering                                                                   $.17
-------------------------------------------------------------------------------
Pro forma net tangible book value per share, after the offering            $.22
-------------------------------------------------------------------------------
Dilution per share to new investors                                        $.78
-------------------------------------------------------------------------------

If the warrants are exercised in full, dilution per share to new stockholders would be $.90 per share of common stock.

The following table summarizes, as of September 30, 2000, the number of shares of common stock purchased, the total consideration paid, and the average price per share paid by existing shareholders and by new shareholders after the offering.:

-------------------------------------------------------------------------------------------------------------------------
                            SHARES               PERCENTAGE             AGGREGATE             PERCENT          AVERAGE
                            PURCHASED            OF TOTAL               CONSIDERATION         OF TOTAL         PRICE PER
                                                 SHARES                                       INVESTED         SHARE
-------------------------------------------------------------------------------------------------------------------------
Present                     8,425,311                 85.1%                $1,334,875            47.1%              $.16
Stockholders

-------------------------------------------------------------------------------------------------------------------------
New                         1,500,000                 14.9%                 1,500,000            52.9%             $1.00
Stockholders

Total                       9,925,311                  100%                 2,834,875             100%              $.29
-------------------------------------------------------------------------------------------------------------------------

The above computations assume no exercise of outstanding options or warrants to purchase common stock or the warrants included in units sold in the offering.

                             SELECTED FINANCIAL DATA

The following selected financial data of Soundworks and the predecessor business should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 11 and the Financial Statements and notes thereto beginning on page F-1.

------------------------------------------------------------------------------------
                                      9 MONTHS ENDED 9/30     YEAR ENDED DECEMBER 31
------------------------------------------------------------------------------------
                                        2000         1999        1998        1999
------------------------------------------------------------------------------------
Statement of Earnings Data:
------------------------------------------------------------------------------------
Net sales                            $ 167,056    $  96,401    $ 62,999    $ 128,535
------------------------------------------------------------------------------------
Operating profit (loss)              ($230,432)   ($127,417)   ($51,679)   ($177,574)
------------------------------------------------------------------------------------
Earnings (loss) before
income taxes                         ($217,734)   ($133,180)   ($18,705)   ($177,574)
------------------------------------------------------------------------------------
 Net earnings (loss)                 ($217,734)   ($133,180)   ($18,705)   ($177,574)
------------------------------------------------------------------------------------
Erngs.(loss) per sh                      (.005)       (.003)      (.003)       (.004)
------------------------------------------------------------------------------------
Weighted average shares                  (.005)       (.003)      (.003)       (.004)
outstanding
------------------------------------------------------------------------------------

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

Overview

      Soundworks has, from its beginnings, in December 1992, devoted most of its resources to developing, manufacturing and marketing its music and spoken word CD's, audio cassettes and videos. Through March 31, 2000, Soundworks has accumulated a deficit of $(820,373).

      Soundworks' sales revenues have increased over the last two years (from $62,999 to $128,535) and the 9 month figures for the period ended September 30, 2000 ($167,056), when compared with the comparable period in 1999 ($96,401) show a continuing trend in that direction, but Soundworks operated at a loss in each annual period and continues to operate at a loss. This is because Soundworks' spending for marketing, product development, and general and administrative costs have exceeded its gross revenues. Soundworks expects the operating deficit to continue and increase over the next 12 months as it spends more to support the development and growth of its product line.

      Soundworks believes that its historical operating results do not indicate future performance because:

o The acquisition of Santa Fe Acquisitions, Inc. will allow Soundworks' to introduce an audio book line and expand Soundworks' library of music products;

o The proceeds of this offering will enable Soundworks to ready more of its products for marketing and provide it with the funds to hire more people to market the products; and

o Soundworks has recently emerged from the development stage and anticipates increases in the number and size of customer offers and revenues from operations.

      Although Soundworks expects substantial growth in both revenues and expenses, management anticipates that expenses will increase more rapidly than revenues.

Results of Operations

      The following table shows the results of operations expressed as a percentage of revenues:

Revenues

Nine Months Ended September 30, 2000 and 1999:

      These two periods are in no way comparable. The quarter ended March 31, 2000 reflects efforts to acquire Santa Fe Acquisitions, Inc. and through it, Sunset Productions, an audio book company based in Santa Fe, New Mexico.

Significant increases of travel expenses were experienced as several trips to New Mexico were required in connection with inspection of the assets and inventory of Sunset and the negotiation of the purchase agreement.

Expenses also reflect an increase in legal and accounting fees in connection with the review of Sunset's business.

Net sales increased by about 18% due to the introduction of new product and alignment with a new distributor.

Years Ended December 31, 1999 and 1998:

      In August, 1999, Soundworks' major distributor, MS Distributing, a national audio and video distribution company, announced that it was discontinuing its audio distribution business and terminating all agreements with audio vendors. MS Distributing had been Soundworks primary distributor of product to the retail level, nationwide, since 1992. This action temporary disrupted distribution of Soundworks' products and increased expenses, in some areas, for the year ended December 31 1999.

      Advertising and Internet Expense. In an effort to find alternative means of product distribution, Soundworks increased its internet presence by updating and promoting its web site, resulting in additional costs when compared to the 1998 period. Soundworks also ran a series of television advertisements promoting some of its products in 1999, in an effort to sell product directly to the consumer.

      Bad Debt Expense. The Bad Debt Expense increase from 1998 to 1999 was because of unpaid MS Distributing invoices. The distributor returned most of Soundworks' products held for distribution, but we wrote off a considerable balance.

      Printing and Production Expenses. With seven new releases in 1999 as compared to only three in 1998, Production and Printing costs increased. These expenses include design, artwork, printing, mastering, recording and manufacturing of the finished product.

Year Ended December 31, 1998 and 1997

      Although there were several new product releases in 1998, Soundworks' emphasis was on restocking depleted and back ordered inventory. Overall expenses for the two years were relatively constant. Increased product inventory resulted in a significant, 58% increase in net sales from 1997 to 1998.

                                    BUSINESS

The Company

      Soundworks was incorporated in Nevada on March 19, 1997. Its corporate offices are located at 8495 Oddfellows Road, N.E. Bainbridge Island, Washington 98110. Its mailing address is P.O. Box 4608, Rolling Bay, WA 98061-0608. Its telephone number is 206-780-0857.

History

      Soundworks was founded to produce and market recordings selected from a large library of master recordings from the period 1940 - 1980 owned by SoundWorks' founder, Mr. Dennon. This master recording library includes over 2000 recordings by such artists as The Kingsmen, The Brothers Four, Wes Montgomery, Glenn Yarbrough, Pete Fountain, Stephane Grappelli, Thelonious Monk, Ian Whitcomb, Danny O'Keefe, Martin Denny, Scott Cossu, and many others, most of which have not previously been released on Compact Disc ("CD"). The genres include Pop, Country, Rock, Jazz, Big Band, Instrumental, Folk, and Blues.

      Shortly after its founding, Soundworks began appropriating from the public domain and/or acquiring rights to issue spoken word materials, primarily speeches by American Presidents and well-known persons from recent American history.

      Management believes that Soundworks has significant opportunities in two areas of the multi-billion dollar audio and video industries - music and the spoken word. Management is actively seeking to expand Soundworks' business from a focus on music and the spoken word for nostalgia markets in disc and cassette format, to a focus on the information, education and entertainment markets. Management also intends to expand its marketing program to include pay for view delivery via the internet. See New Products at page 15.

The Industry

      Soundworks' products presently fall within the niche "Nostalgia" area of the audio and video industry. "Nostalgia" releases are Compact Discs (CDs), cassette recordings, and videos containing entertainment or materials from the past. The nostalgia market target is comprised of the more than 65 million Americans - 34% of the population - who are over the age of 50. According to a recent CNN report, these people represent the fastest growing market segment for CD and Video products. Soundworks is currently seeking to sell the Nostalgia market through tailored products:

o audio or video material previously released, but no longer generally available to the public; and

o material from an artists, musical era, or historical period which has never been released publicly before.

Products

      Soundworks presently produces and markets:

o     music recordings and videos under its trade name Jerden Records,

o and spoken word products under its trade name SpeechWorks(TM). Soundworks releases these products as audio recordings in the audio cassette and Compact Disk ("CD") formats, and in videotape. Soundworks is focusing on what Management believes to be significant opportunity in three areas:
      Spoken Word Audio, Nostalgia Music and Nostalgia Video. Soundworks' products are designed for specific niche markets using proprietary copyrighted material and other materials to which Soundworks has access.

      Music Products. Music product releases on the Jerden label consist primarily of original music from the Soundworks' extensive library of original master recordings performed by some of the top names of the 1950's and '60's, including The Kingsmen, Don & the Goodtimes, The Brothers Four, Wes Montgomery, Pete Fountain, and many more. Soundworks' President acquired most of these master recordings over his many years in the record business and licensed them to Soundworks for release. This library of original master recordings includes copyrighted recordings of more than 200 name artists of the 1950's, 60's and 70's, and forms the basis for many marketable releases of known artists from the past for the "nostalgia" market." Some of the recordings produced by Jerden are "Greatest Hits" compilations, or songs from popular albums that have never before been produced on CD format. Soundworks also seeks to license other music recordings, past and present, Soundworks' management believes can be marketed successfully by Soundworks.

      Soundworks has produced and released nine music titles including The Kingsmen, Don & The Goodtimes, The Sonics, Willie Nelson and History of the NWRock. Soundworks' Library of Master Recordings includes recordings in the following genres by the following artists:

         Big Band Artists
         ----------------

         Louis Armstrong         Duke Ellington         Jack Teagarden
         Tex Beneke              Woody Herman           Pete Fountain
         Jimmy Dorsey            Ralph Flanagan         Stan Kenton
         Bobby Sherwood          Pee Wee Erwin          Tony Pastor
         Buddy Morrow            Vaughn Monroe          Ray Anthony
         Art Mooney              Claude Thornhill       Connie Haines
         Henry Jerome            Artie Shaw             Enoch Light
         Red Nichols             Shep Fields            Hugo Winterhalter

         Del Courtney            Russ Morgan            Jonah Jones

         Country Music
         -------------

         Slim Pickens            Mickey Gilley          Johnny Lee
         George Jones            Kitty Wells            Hank Locklin
         Alabama                 Faron Young            Johnny Horton
         Bobby Wayne             Last Mile Ramblers     T. Texas Tyler
         Webb Pierce             Conway Twitty          Buddy Redbow
         Buck Owens              Freddy Fender          Tom T. Hall
         Marvin Rainwater        Carl Belew             Ferlin Husky
         John D. Loudermilk      Maddox Bros. & Rose    Jimmy Wakely

         Jazz Music
         ----------

         Dizzy Gillespie         Charlie Barnett        Quincy Jones
         Charlie Mingus          Don Cherry             Jerry Frank
         Oscar Moore Trio        George Voumard         Don Mock
         Diane Schuur            Mark Winkler           Arnold Ross
         Andre Previn            Grachan Moncur III     Jimmy Lyons
         Jazz All-Stars          Otis Spahn             Dave Burrell
         Wes Montgomery          Teddy Wilson           Kitty White
         Stephanie Grappelli     Overton Berry          Memphis Slim
         Freddie Hubbard         Chamber Jazz Sextet    Lena Horn

         Rock Music
         ----------

         The Kingsmen            Ian Matthews           Magic Fern
         Ian Whitcomb            Diamond Reo            Lucky Pierre
         Spirit                  The Sonics             Dave Lewis
         Bobby Lewis             PH Phactor Jug Band    The Juveniles
         Leon Russell            Ron Davies             The Bards
         Don & The Goodtimes     Hi Fi                  Lucky Pierre
         Springfield Rifle       The Small Faces        Pepper Porter
         Charlie Ryan            Danny O'Keefe          Barry "The Fish" Melton

         Pop Music
         ---------
         Ray Charles             Tom Jones              The Crewcuts
         The Hudson Brothers     Vic Damone             Al Jolson
         Gladys Knight & Pips    Mac Davis              Evie Sands

         Martin Denny            Suzie Nichols          Kay Starr
         Frankie Laine           Roy Thoreson           Michael Parks
         Kostas                  Papaya

         Blues Music
         -----------

         Jimmy Witherspoon       Issac Scott            "Gatemouth" Brown
         Lightnin' Hopkins       Memphis Slim

         Folk Music
         ----------

         The Brothers Four       Glenn Yarbrough        Jim Page
         Mark Pearson

         Instrumental
         ------------

         Banjo King              Vision                 Jac Murphy
         Scott Cossu             Banjo Greats           Waltz Kings
         Bronn Journey           Klaus Lendzian

      Spoken Word Products. Spoken word products released to date by Soundworks under its SpeechWorks(TM) label consist primarily of recordings of speeches made by rock and roll icons ("Rock Icons") and people important to U.S. history (Historical Icons"). Releases include JFK: The Kennedy Tapes; FDR: Nothing to Fear; Harry S. Truman: Give 'Em Hell, Harry; Martin Luther King, Jr.: The MLK Tapes; Ronald Reagan: The Great Speeches; The Greatest Speeches of All-Time; Apollo 13: The Real Mission; The Beatles: The Beatles Tapes (now in 5 volumes); Elvis Presley: The Elvis Tapes; Buddy Holly: The Buddy Holly Tapes; and Gene Vincent:"Be Bop a Lula".

      The Historical Icon series features live recordings of major speeches by historical figures - mainly U.S. Presidents and major political figures, and will be expanded to feature business leaders, military leaders, coaches, religious speakers, celebrities, etc. Historical Icon products are sold to:

o     audio book buyers;

o     history buffs; and

o     educational institutions

o through various traditional channels, such as direct marketing television, retail stores, catalogs, etc.; and non-traditional channels, such as the Internet.

Soundworks is making a marketing effort, in the Historical Icon area, to educational institutions, in order to reach beyond the nostalgia market and break into the educational, sports and business markets.

      The Rock Icon series features live recordings of special interviews and press conferences with Rock 'n' Roll legends such as Elvis Presley, The Beatles, Buddy Holly, and others. These products are sold to nostalgia rock 'n' roll enthusiasts via television promotions, catalog and retail distribution, and the Internet.

New Products

Soundworks is involved in a continuing process of evaluating its library of master recordings, and remastering and producing new releases from this library as Soundworks' resources, both financial and personnel, permit. We give priority to releases which Management believe can be profitable to Soundworks, but there can be no assurance that any particular release will be profitable. Soundworks intends to expand its product line into video releases, as its resources permit. Soundworks has produced its first video product - "The Greatest Speeches of All-Time, Part I" designed to be sold initially on television via direct response advertising and then through retail outlets. Soundworks also is trying to locate and secure rights for spoken word business, educational, historical and/or nostalgia releases

Soundworks presently has the following products in pre-production for manufacturing and marketing in 2000 and early 2001:

Audio/Spoken Word:                                        Audio Music:
------------------                                        ------------
         Martin Luther King, Jr./"We Shall Overcome"         Tex Beneke, Stan Kenton, Ralph Flanagan/

         President Dwight Eisenhower/"Ike"                        "Live at Edgewater, Vol II".

         President Lyndon Baines Johnson/"LBJ"               Various Artists/"The History of Northwest

         President Gerald Ford                                    Rock, Vol II".

         President Jimmy Carter                              Various Artists/"Northwest Rocks".

         President George Bush                               Bobby Wayne/"Classic Country & Rock-

         John Lennon/"Exclusive Interviews"                       abilly".

         The Beatles/"Beatles Tape V"                        Dave Lewis/"The Dave Lewis Trio".

  Video:                                                     Various Artists/"The Jerden Records
  -----
                                                                  Story" (Hits from 60's & 70's)
         "Presidential Speeches"

         Frank Sinatra/"Ol Blue Eyes in Black & White        Wes Montgomery/"Untitled"

                                                             Pete Fountain/"Untitled".

                                                             Jac Murphy/" A Child's Gift".

           Audio Books, Sports Albums, Acquisition of a Music Library

      Soundworks' management has entered into a letter of intent, dated February 11, 2000, to acquire Sunset Productions from Santa Fe Acquisitions, its holder. Sunset Productions is based in Santa Fe, New Mexico. Over the past nine years, Sunset has distributed over 1 million individual audio books representing 250 titles in contemporary literature, for which it holds copyrighted audio reproduction rights. In addition, Sunset holds the mechanical licenses to more than 250 albums containing more than 2,500 classic songs by artists such as Chuck Berry, The Grateful Dead, Merle Haggard, The Jefferson Airplane, Willie Nelson and Jonis Joplin. Sunset also has the rights to reproduce 102 sports albums giving sports buffs the ability to relive some great moments in sports history. Sunsets' music library will complement Soundworks' current library. Management plans to digitize both libraries and market them through a combination of:

o     artist specific internet web sites

o     direct marketing and

o mass retailers. Soundworks is currently seeking to acquire additional music and audio literature libraries that will complement its business.

            Business and Educational Products

      Soundworks' management is exploring the possibility of acquiring an entity in California and another in Connecticut which would provide it with libraries of audio programs of business and educational programs. These products would be marketed to school age children and adults and would be downloadable, for a fee, from the internet. The negotiations for these acquisitions are at an early stage. There is no assurance that they will be concluded successfully.

      Video Products. Soundworks intends to produce additional video products for release in videotape and DVD home video formats. Motion picture and/or video recordings exist for many of the historical events in the U.S. and around the world since the advent of the motion picture and videotape eras. Film and video footage also exist of music performances. Management believes that rights to release this material on home video formats can be obtained for enough commercially viable productions to justify Soundworks' pursuing releases in this field when it is financially able to do so. Video production and release can involve significantly more production and manufacturing expenses than an audio only release. No video products other than The Greatest Speeches of All Time I have, as yet, been released.

            Copyrights, Royalties

      Soundworks' library of master recordings is copyrighted and Soundworks must acquire rights for its release and pay royalties to the artist (or other copyright holder) before use. Accordingly, when Soundworks begins production on a particular release, it must verify the standing of its copyrights on material where it is the copyright holder, or acquire "mechanical license" rights to issue copyrighted material owned by others. Soundworks can obtain a "mechanical license" as to any previously recorded and released material relatively easily under U.S. copyright law. Where ownership of the copyright is not clear, Soundworks may have to engage copyright clearance experts. Much of the historical spoken word material that would be released on the SpeechWorks(TM) label is in the public domain and no copyright clearance is required for its release. This is not the case motion pictures or videotapes of historic speeches.

      Soundworks pays royalties to the copyright holders for copyrighted material released on its labels. These royalties range from $0.50 to $2.00 per selection, per record released.

      Soundworks does not intend to release any material for which it has not obtained full rights and any "mechanical licenses" permitting legal release.

Pricing

      Soundworks' Compact Disks (CD's) have an "industry standard" suggested retail price of $15.98, and its cassettes a suggested retail price of $10.98. Management expects to set $19.95 as the suggested retail price for videotape releases. We expect direct television marketing to be priced at about $15.98 per CD and $10.98 per cassette. The pricing structure for CD's, cassettes, and videos is fairly well established by the industry, and Soundworks intends, generally, to follow this pricing structure.

Product Development

Markets

      Soundworks presently competes in the nostalgia voice and music markets and intends to expand its product line offerings into the education (general and business) market and general entertainment markets through audio books and video offerings.

The Nostalgia Music Market

Soundworks produces CDs and audio cassettes from its library of master recordings, recorded by many name artists of the 40's, 50's, 60's and 70's. Typically, consumers who purchase products in this niche market already are fans of the particular recording artist, and their decision to buy is, for the most part, a subjective one. Because much of our music nostalgia material is being released on CD for the first time, the decision to buy may be based on replacing an old long-play (LP) album to take advantage of the new technology and better sound and convenience offered by the CD format, or simply on the fact that they don't have the recording and want to fill out their collection of works by the artist or from the particular period. Often, we make nostalgia sales because a particular song or style of music reminds consumers of a significant time in their lives. These products are not sold based on the product's present day hit status. Therefore, sales will never be "hot", as in a "million-seller", but sales are continuous and long lasting. For example, artists such as Duke Ellington and Count Basie will continue to appeal to Jazz fans for many years and the prospect of a different version of a song that is already in a consumer's collection will, in many cases, eventually prompt the buying decision if continuously presented.

The Spoken Word Market

      The market for spoken word products is a niche market within the overall non-music sector of the record industry, which includes audio books. Management feels the consumer market for the SpeechWorks(TM) series, like the audio book market, is typically 40-plus-years-old, professional, and intelligent. We have designed and positioned our SpeechWorks(TM) products to go beyond mere nostalgia, to be perceived as living history.

      Management believes the explosive growth in popularity of audio books and the enthusiastic early response we have received from our retail customers indicates an untapped market demand at the consumer level for this type of product. Management believes that additional markets can be developed in:

o     the educational community

o     museums

o     the internet and other non-traditional retail outlets.

Marketing

      We market our music and spoken word products through normal record market distribution channels and direct marketing. Management believes there is also great sales potential in marketing "nostalgia" releases through direct television marketing. Management believes that the key to sales in the record market is promotion, advertising, and maintaining good working relationships with marketers in this field. The conventional record market is composed of record distributors, retail stores, record clubs, and mail order catalog sellers. A less conventional market, but one Management feels suits Soundworks' products, is direct marketing by Soundworks to the consumer, both through direct marketing programs of Soundworks, and direct marketing programs under arrangements with experienced direct marketing organizations. The following is a summary discussion of how Soundworks distributes its products in the conventional record industry, and its direct marketing program.

            Sales to Distributors. In the conventional record market, distributors buy recorded product from the "label" at a distributor's discount, and resell the product to record retailers at a markup. The pricing structure for this is fairly well established and uniform in the industry. Distributors usually have their own representatives who service record retail stores. It is up to the "label," however, to promote its products so the retailers will have an incentive to order its products from the distributor. We intend to employ a distributor sales representative who will be responsible for continuing and developing distributor relations, and servicing the needs of the distributors, including furnishing them sales materials. Soundworks' Jerden Records and SpeechWorks(TM) products are currently represented by over twenty distributors nationwide. Management believes that with the expanded product line and a reasonable marketing budget, we can increase sales through distributors, especially when we have adequate capital to design and distribute professional sales materials for the distributors to share with their retail customers and to subsidize advertising space in the catalogs of a few larger distributors to heighten visibility.

      To sell distributors Soundworks needs to promote its products to the public and heighten the awareness of retail marketers to these products so they will order from the distributor. If we raise enough capital through this offering, we plan an intensive telemarketing/fax-marketing campaign at the retail level to familiarize store managers with our product line. We also plan to influence retail store manager's purchasing decisions with direct telephone contact and in-store marketing assistance, such as posters, etc.

            Sales to Retail Stores and Through the Internet. We plan to sell products directly to retailers who may not be able to get our products easily from distributors. These include:

o     record stores

o     book store

o     educational stores

o     museums, etc.

We will use a telemarketing sales force to establish and service retail accounts, using commercially available qualified lists of retail prospects in our target market. Soundworks' marketing department will systematically contact our active and prospective retail accounts to promote Soundworks' products. We plan to produce sample cassettes and CDs,

      o     in-store posters and flyers,

      o     in-store displays, and information on new products.

We also plan to use fax and e-mail to keep in contact with our retail accounts. Our retail customers include Costco, Tower Records, Borders, Barnes & Noble, Store of Knowledge, Columbia House, PBS Home Video, The Sixth Floor Bookstore, The Smithsonian Shops, West point Military Academy, FDR Library, Winston Churchill Library, and many more traditional record and book outlets. Soundworks' products are available on the internet at its website www.soundworks.net as well through web sites maintained by Borders, Barnes and Nobel, Amazon.com and others.

            Sales to Consumers. We believe that a major source of sales will be direct sales to consumers. Sales to consumers would be at "retail" prices, with product shipped directly to the consumer by Soundworks, or a shipper or "fulfillment house" with whom Soundworks would contract for this service. Direct consumer sales generally are made by distributing catalogs and flyers of Soundworks' products to potential customers. Soundworks intends to reach this market, assuming the proceeds from this offering are sufficient by buying a large, commercially available, list of bona-fide nostalgia and historical product buyers for initial and continued mailings to people who have been "qualified" as buyers. Soundworks' marketing department plans on using customary direct marketing strategies to make these sales and to refine its consumer mailing lists on a continuing basis to be able to predict with greater accuracy the probable success of its direct mail marketing campaigns.

            Sales via Direct Response Television and Publications. Management believes that "direct response" promotions on television and other publications media can be a major source of sales for nostalgia products. We have begun to design and produce products for this marketing approach. Direct response marketing uses TV, radio, magazines or newspapers to persuade, the buyer to buy a product directly from the producer. The purchase is usually made using a 1-800 telephone number, or - a mail-in order form. Shoppers in the over-50 age group are particularly appropriate for this marketing method as they seek convenience and have money to spend. We have not used this selling method before but believe it offers the greatest opportunity for capitalizing on Sounworks' library of master recordings. It is the source of greatest profit for many of the Soundworks' competitors.

      Typically, before undertaking a direct response marketing campaign, the seller conducts a test marketing program at relatively low cost to determine whether the direct marketing approach proposed will work and to provide a basis for predicting how many units might be sold in a full scale campaign. Sales volumes through direct response marketing can be very high - even with marginally popular artists - if the marketing is executed correctly. For example, USA Today reports that Roger Whitaker's Best Loved Ballads sold approximately 800,000 units through direct response television promotion at $24.95 each. That translates to sales revenues of $20 million. Gross profits on these sales would be in excess of $10 per unit, or $8 million. Albums by flute artist Zamfir, of the Pan Flute, have sold more than 1 million copies. According to USA Today, Heartland Music sold over 600,000 copies of Stage Door Canteen - an album of hits from the 1940's. Soundworks is ready to manufacture a sequel to this album with a collection of World War II hits from the period 1940-1945 called Juke Box Saturday Night. We have also identified other products from our library of master recordings which will be targeted at specific buyer niches. We have extensive research on which broadcast media - and which geographic markets
- represent Soundworks' target audience. Soundworks plans to undertake direct response television marketing through marketing and distribution arrangements with established independent television marketing companies.

                       Direct Response Marketing Agreement

      We have entered into a comprehensive marketing and distribution agreement with WNR, a Los Angeles company, to joint venture direct response marketing of our video, "The Greatest Speeches of All-Time". For their services, Soundworks will pay WNR fifty percent (50%) of the net profits from sale of this product.

      This Direct Response program will include:

o Production: Production of a 60 and 120 second direct response commercial. It includes all elements of production including script, talent, voice over, directing and editing. This also includes post production services such as dubbing and video distribution.

o Media: WNR will plan, purchase and manage all media from test phase through full roll out and provide complete media analysis and reports. Reports will detail spots run and sales on a station by station basis. This will be a comprehensive media analysis to optimize cost per response and media efficiency.

o Telemarketing: WNR will manage telemarketing operations and customer support. Also included in this function is credit card processing, check clearing and report generation.

o Fulfillment: WNR will provide order processing, warehousing and fulfillment services. They will coordinate telemarketing and fulfillment to clear payment and ship to individual customers.

o Manufacturing: WNR will assist with manufacturing of product, packaging, shipping boxes, etc. Production management and inventory planning will also be performed.

o Electronic Retailing: This aspect of television direct response sales will include consideration and possible use of shopping channels, such as QVC and HSN to promote sales.

                        Liability and Property Insurance

We have liability insurance covering our property and operations with coverage and deductible amounts and exclusions that Management believe are customary for companies of our size and adequate for our industry. We cannot give any assurance that our current insurance coverage is adequate or that Soundworks will be able to maintain insurance at an acceptable cost.

                                   Employees

As of September 30, 2000, we employed four full-time employees, and one part time employee all of whom were engaged in research and development and manufacturing activities and three of whom were engaged in administrative activities. None of our' employees is covered by a collective bargaining agreement, and we believe that our relations with our employees are good.

                                   Properties

We acquired our master tape library from Gerald B. Dennon, our President, for stock when we were organized. Ownership of the library is subject to the normal royalty interests in the recording business.

We lease, on a month to month basis, approximately 4,000 square feet of office and warehouse space on Oddfellows Road, Bainbridge Island, Washington, from Montcalm LLC, an entity owned by Gerald B. Dennon, at $2,000 per month. We believe that the rental payments are at or below market for such location.

The only other property or equipment Soundworks leases is a Canon fax and a Canon copying machine under a 5 year lease with an unrelated third party for $280. a month plus copying charges ( should more then 3,000 copies be made a month) of $0.02222 a copy.

                                   COMPETITION

Many major record labels and record clubs offer Greatest Hits packages and Vintage Classics, but there are only a few niche companies with which Soundworks competes directly.

      o     Rhino Records

Rhino, a privately held company, is a major force in our market niche. It has used direct TV to sell collections of such artists as Aretha Franklin and Manhattan Transfer, as well as Christmas music. It also publishes a catalog of its releases and has acquired a very small library of master recordings. Rhino was founded in 1980 and released it's first CD in 1984. It has grown dramatically since then to approximately $50 million in sales on more than 200 releases. Since 1991, the company has expanded into packaging beat poetry and music, nostalgia rock 'n roll, blues, punk, new-wave, power pop, doo-wop, and just about anything that was popular. According to the Wall Street Journal, "Rhino got started with titles like The Best of Louie Louie... assembling 10 versions of the Kingsmen's classic."

SoundWorks licenses a Slim Pickens song from its master recording library to Rhino for use in its boxed set, Songs of the West. Rhino has reported sales of more than 10,000 units.

      o     Heartland Music

      o This company was founded by Lawrence Welk Jr. in 1983 and is a market leader. According to USA Today, Heartland sells four to five million album sets per year. Heartland markets exclusively via Direct TV and follow-up mailings. The company, we believe, has compiled a list of over one million buyers. Heartland produces for four markets. We compete in two of these:

      o Legendary Artists--such as Nat King Cole, Patsy Cline, Jim Reeves, Mario Lanza, etc.

      o     Compilation--such as Feel Good Rock, Country Nights, Wacky
            Favorites, etc.

      o     Sony's Columbia Legacy

            As a result of Rhino's success, Sony was attracted into the nostalgia arena and has had some notable successes including blues man Robert Johnson, which sold more than 600,000 units.

      o     Curb Records

            This company was founded and is owned by Mike Curb, producer and former Lt. Governor of the State of California. The label has concentrated on building a "Gold Catalog" as part of their marketing strategy--mostly licensing Greatest Hits packages from major labels. Industry sources estimate that Curb had sales of over $20 million in this division in 1993. Curb has approximately 100 albums in their catalog.

o     DCC Compact Classics

      This is a specialty label that began operations in 1986. DCC has approximately 100 "vintage classics" in its catalog, plus 15 Gold Releases and 30 other releases that are marketed separately. They had sales of $7 million in 1993.

o     K-Tel International

      K-Tel is an international marketing company listed on the NASDAQ stock exchange. Approximately 60% of K-Tel's revenues are derived from sales of entertainment products, primarily compilations of music into themes, such as Today's Hit Country and The Fabulous 50's. The company markets these products in Europe and North America through several labels including K-Tel, Dominion, and Era. K-Tel reported revenues of $56 million in 1993, due largely to strong increases in U.S. music sales.

Soundworks' Competitive Position--Music

Each of the above mentioned companies enjoys a competitive advantage over Soundworks in three obvious ways:

                  o     They are able to market their products through Direct
                        TV.

                  o They are financially able to pursue new products and promote them as necessary.

                  o They command the attention of the major distributors when they release product.

Soundworks enjoys an important advantage over these producers:

                  o Soundworks has a library of proprietary master recordings.

Rhino, Heartland, and other producers which specialize in nostalgia material have built a market for products that sell in 10,000 to 30,000 unit range, but unlike Soundworks, they do not have a library of master recordings to draw product from.

Sony and other majors, have extensive libraries but are unable to compete in products that sell less than 50,000 units. They are also becoming increasingly less interested in supplying potential majors with product.

Competitors--Spoken Word

Rhino is the only competitor now producing material which is roughly comparable to Soundworks' SpeechWorks(TM) Historical Icon series.

      o     Rhino Records

Rhino presently produces beat poetry, lectures, and audio tapes, and they have released a series which they call Great Speeches of the 20th Century. Other new endeavors include infomercials and a partnership with a radio network for the release of audio books and concert tapes compiled by the network. They don't mind trying something new and we must expect that our penetration of new markets will be noticed. At the present time, Rhino is concentrated in other product areas and in limited marketing channels.

      o     Others

      Time-Life and other majors can be expected to enter this market if Soundworks' performance and/or Rhino's performance in this area demonstrates substantial market demand. Demand of something more than 30,000 units per release would justify their interest. Management believes the market may be that large, but that Soundworks has the ability to establish its brand and take substantial market share long before the competition can get organized.

SoundWorks' Competitive Position--Spoken Word

Soundworks' competitors enjoy the same advantages with respect to SpeechWorks(TM) products as Soundworks' Jerden Records competitors do with respect to music products. However, we bring focus of effort to this market niche which Management believes that our competitors have not shown. This is demonstrated by our discovery of many buyers in the distribution channel for SpeechWorks(TM) products that our competitors are either unaware of or not interested in pursuing, such as museum stores, EDSA and libraries. In addition, with 30 new titles and more underway, we have a substantial head start in product development.

Competition- the Internet

Management shares the view of David Geffen, one of the founders of DreamWorks SKG and a veteran music industry executive who is quoted in the Wall Street Journal of July 28, 2000 as saying, " All that happened [ as a result of Napster] is that the record business has expanded, and more records will be sold."

                                 CAPITALIZATION

      Soundworks has authorized capital of 50,000,000 shares of Common Stock, $0.001 par value, of which 42,126,555 are, as of September 30, 2000, issued and outstanding.

                            BUSINESS COMBINATION WITH

                              SOUNDWORKS USA, INC.

      On September 1, 1997, Soundworks International, Inc. agreed to acquire and merge with SoundWorks USA, Inc. dba Jerden Records (formerly The Great Northwest Music Company), a Washington corporation.

      The merger was effected through a stock exchange. In the merger SoundWorks USA, Inc. became a wholly-owned subsidiary of Soundworks International, Inc. Shareholders of SoundWorks USA, Inc. received 5.2651 shares of common stock of Soundworks International, Inc. for each one share of outstanding common stock of SoundWorks USA, Inc. Upon completing this merger, the former shareholders of SoundWorks USA, Inc. became the majority shareholders of Soundworks International, Inc. as they acquired approximately 74% of the combined companies. Shareholders of SoundWorks USA, Inc. received "restricted securities", in accord with federal and relevant state securities laws. Directors, Officers and controlling shareholders are subject to the holding period and volume limitations established by Rule 144 enacted under the Securities Act of 1933 should they wish to sell

The principal founder of SoundWorks USA, Inc. were elected to the Board of Directors of Soundworks International, Inc., and they now have full control of all operations, management, policies and other affairs of Soundworks. See "Management" below.

                                LEGAL PROCEEDINGS

Soundworks is not a party to any material legal proceedings.

                                   MANAGEMENT

                 Directors, Executive Officers and Key Employees

The following table provides information about our directors, executive officers and key employees:

Name                  Age    Served From              Position
----                  ---    -----------              --------

Gerald B. Dennon      61         1992       Director, Chairman, President & CEO

Robert L. Wikstrom    53         1993       Director, Vice President, Secretary-
                                            Treas.& Gen Mgr.(COO & CFO)

Robert Flick          61         1999       Director

Dianne Botefuhr       48         1995       Product and Administrative Manager

Daniel Dennon         28         1999       E-Commerce manager & Art Director

                   Background of Management and Key Employees

Gerald B. Dennon, CEO. Mr. Dennon has held positions in record production, promotion and distribution, and various other sales and management positions in the broadcasting and entertainment industries. In 1963 he founded Jerden Music which discovered, produced, developed and marketed recording artists such as The Hudson Brothers, Danny O'Keefe, Gail Davies, The Sonics, Don & The Goodtimes, The Springfield Rifle, The Bards, and Dave Lewis. Mr. Dennon has two Gold Records as a producer of recordings by The Kingsmen and another Gold Record as a producer for Ian Whitcomb. He has two CLIOs--the international broadcasting award honoring the world's best broadcast advertisements. In 1977 Mr. Dennon created First American Records, Inc. which under several labels--including The Great Northwest Music Company label--won several Grammy Awards. Since 1982 he has served as a radio and television media broker and as a consultant to major companies. He has been Soundworks' President, Chairman and CEO, on a part time basis, since September 1, 1997.

Robert L. Wikstrom, COO. Mr. Wikstrom is an operations specialist who has founded radio stations, taken several from bankruptcy to profitability, written and marketed traffic/billing and music rotation software systems and produced local television programs. Prior to joining us, in March 1993, and for the previous seven years he was the General Manager of radio station KKFX in Seattle. Previously, he worked in radio station management for KHIT, KYYX, and KXA. He has served on the boards of directors of the Puget Sound Radio Broadcasters, The Washington State Association of Broadcasters and the Northwest Area Music Association. He has served as Soundworks' Vice President , Director, Secretary Treasurer and Chief Operating Officer, on a part time basis, since September 1, 1997. Mr. Wikstrom joined Soundworks, on a full time basis, on May 1, 2000.

Robert Flick, Director. Mr. Flick is, and has for more than the past five years been a music producer, songwriter and screenwriter. He is a founding member of the singing group, The Brothers Four. Mr. Flick is also available to serve Soundworks as an audio and music producer.

Diane Botefuhr. Ms Botefuhr is Product and Administrative Manager. She coordinates all aspects of the production of audio compact discs, cassettes and videos, from the source master through art direction, printing and replication. From 1980 to 1986 Ms. Botefuhr served as an executive for a major magazine distribution company. From 1986-1991 she operated her own franchising business and from 1991-1993 she worked in the video production field. From 1993 until joining us she served as a real estate investor for her own account. Ms. Botefuhr is a graduate of the University of Dayton, Dayton , Ohio, where she was awarded a Bachelor of Science degree in 1974.

Daniel Dennon. Mr. Dennon, is the son of Gerald B. Dennon, the President of Soundworks. Daniel Dennon is Soundworks' E-Commerce Warehouse Manager and Art Director. He manages Soundworks' website "soundworks .net" and is responsible for developing and implementing Soundworks' internet strategy. Prior to joining us he was, for the preceding 3 years, a member of the crew that managed and sailed the world on the 145-foot sailing yacht "Juliet."

                                 Advisory Board

                             Members and Background

Soundworks has, in addition to its regular Board, an advisory Board of four who have experience in the music and broadcasting business. They have served in that capacity since September 1, 1997.

Clifford Johnston. Mr. Johnston has a broad background in corporate administration, accounting tax and legal matters. For the past 25 years Mr. Johnston has provided corporate planning, business counseling and assistance with accounting and tax planning. He has held various top management, financial, and marketing positions with U.S. corporations since 1970. For the past three years Mr. Johnston has been associated with several public companies in an investor relations capacity. For the prior 12 years he served as President or CFO of Quality Tax Service, Inc., Altrett Corporation, Econocraft Corporation, E/S Corporation and Health Guard International Corporation.

Arnold Levitt. Mr. Levitt has been the Senior Vice President, Finance, and Chief Financial Officer of Franklin Electronic Publishers, Inc. (NYSE:FP), an entity
located in     , since May 1999. From 1996 until May 1999, he was the principal in the financial consulting firm ADL Associates. From May 1994 to March 1996 he was the Chief Operating officer of Wico Gaming Supply Corporation in Las Vegas, Nevada. Previously, he was the CEO and COO of several publishing and manufacturing companies of which he was the principal shareholder. From 1978 to 1993 Mr. Levitt was Senior Vice President, Finance and Chief Operating Officer of LFP Inc., a $250,000,000 magazine publishing and national distribution company.

Jim Newhouse. Mr. Newhouse is, and has been for more than five years, the President of KC Sales, a Los Angeles based video and record marketing company. He is a veteran music industry executive who has held senior management positions with several major record companies

Gary Taylor. Mr. Taylor is a broadcasting executive and consultant. He is the former President and CEO of the Broadcast Marketing Executives Association in Los Angeles. He was the Senior Vice President and General Manager of Transtar/Unistar Radio Network, and has been the General Manager of several major radio stations, including KYCW, Seattle; K101, San Francisco; KRPM, Seattle, and KZZU, Spokane.

                    Director and Advisory Board Compensation

As of the date hereof neither the Directors nor the Members of the Advisory Board have been compensated for their services as such. They will not receive any remuneration for the ensuing fiscal year other then reimbursement of expenses for attendance at meetings and for services performed at the behest of Soundworks. For the year ended December 31, 1999, Messrs. Dennon and Wikstrom received $55,000 and $8,000 in salary as President and Vice President, Secretary/Treasurer, respectively. Mr. Dennon also received $7,083 for his travel, lodging and entertainment expenses.

                   Vacant Positions and Soundworks' Intentions

Soundworks' intends to hire personnel to fill the following positions within the next six to twelve months:

Chief Financial Officer

            The CFO will be responsible for the integrity of Soundworks' financial systems, reporting to the CEO and the Board of Directors on the financial position of Soundworks, and for anticipation of Soundwork's future financial needs. This position is presently being filled by Soundworks' accountants until sales volume and production justifies the need for a full-time executive, probably in the third or fourth quarter of 2000.

Marketing Manager

            The Marketing Manager will be responsible for marketing and promoting the full line of Soundworks products. In addition he/she will coordinate marketing and promotion activities with the Production Manager and our Direct TV partners. This position involves coordinating news releases, production of radio and TV commercials, sales sheets, production catalogs, etc. We will fill this position after we receive the proceeds of this offering, assuming a sufficient number of units are sold if, as and when a successful candidate is recruited.

                      Committees of the Board of Directors

There are presently no Committees of the Board of Directors.

                             Executive Compensation

The following table provides information about compensation awarded to, earned by, or paid to Soundworks Chief Executive Officer and executive officers during the years ended December 31, 1997, 1998 and 1999. No executive officer or officers received individually or in the aggregate $100,000 during any year in that period.

Name and  Position         Year       Salary     Bonus     Other       Restricted   Securities
------------------         ----       ------     -----     Annual      Stock        Under-
                                                           Compen-     Awards       lying
                                                           sation      ------       Options/
                                                           ------                   SARs
                                                                                    ----
                           1997       $30,000       0        0           0            0
Gerald Dennon              1998       $40,000       0        0           0            0
Pres. & CEO                1999       $55,000       0        0           0            0
Robert L. Wikstrom         1997        $6,000       0        0           0            0
Vice Pres, Sectretary      1998        $8,000       0        0           0            0
Treasurer & Gen. Mgr.      1999        $8,000       0        0           0            0

             Stock Options Granted to Executive Officers During 1999

No stock options or warrants / SARS have been issued in the past to officers, directors or members of the Soundworks' advisory board and no grants are foreseen for the coming fiscal year. Soundworks does not have an employee stock option plan.

                             PRINCIPAL STOCKHOLDERS

The following table provides information regarding the beneficial ownership of common stock as of September 30, 2000 by:

each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of Soundworks outstanding common stock,

      o     each of Soundworks' directors

      o     each of Soundworks' executive officers and

      o     all of Soundworks' executive officers and directors as a group.

As of that date, there were 8,425,331 shares of common stock outstanding before giving effect to the sale of units in the offering. The number of shares of common stock actually owned by each principal stockholder is listed in Column A, entitled "Shares of Common Stock." In addition, each principal stockholder is deemed to be the beneficial owner of common stock that he can acquire upon the exercise of warrants or options on or within 60 days after September 30, 2000, including options or warrants which vest upon consummation of the offering. These option and warrant shares, if any, are listed separately in Column B, entitled "Shares Underlying Options/Warrants." The total of these two columns is then set forth in Column C. Each principal stockholder's percentage ownership before the offering is in Column D and is based on the share numbers in Column
C. Column E presents their percentage ownership of outstanding common stock immediately after the offering taking into account the 1,500,000 shares of common stock offered as part of units offered for sale in the offering and assuming all will be sold. The warrants included in units offered in the offering are disregarded in calculating the percentages in Column E. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned.

                                                                                           PERCENTAGE
                                                                                            OF SHARES
-----------------------------------------------------------------------------------------------------
Name of Beneficial                 Shares of   Shares         Total        Total         Total
Owner                              Common      Underlying     Beneficial   Percentage    Percentage
                                   Stock       Warrants/      Ownership    Owned         Owned
                                               to Options     (Column A    Before        After
                                                              Plus         Offering      Offering
                                                              Column B)

-----------------------------------------------------------------------------------------------------
Gerald B. Dennon *                 3,520,452        0          3,520,452     41.8%         35.5%
-----------------------------------------------------------------------------------------------------
Robert L. Wikstrom                   159,956        0            159,956      1.9%          1.6%
-----------------------------------------------------------------------------------------------------

All Executive Officers             3,680,408        0          3,680,408     43.7%         37.1%
and Directors as a Group
(3 persons)

-------------

*Daniel Dennon , an adult son of Gerald B. Dennon, owns 10,000 shares. Gerald B. Dennon disclaims beneficial interest in those shares.

                              CERTAIN TRANSACTIONS

In September 1997 Soundworks acquired the music voice library and Jerden Records business from a corporation, SoundWorks USQ, Inc. owned by Gerald B. Dennon, President and Director of Soundworks for 4 million shares of Soundworks stock. The Board of Directors valued these assets at $100,000.

In May 1997 Soundworks entered into an agreement with TCKTS, LLC. d.b.a. Bristol Media, Ltd. under which that firm agreed to provide financial, venture capital , public relations and brokerage relations consulting services to Soundworks in return for 400,000 shares of Soundworks stock. The stock was to be divided equally between three contractors; Toby Investments, L.L.C., 4 Point Lake L.L.C., and XXX Enterprises Corp. The three contractors were issued warrants to acquire an additional total of one million shares of Soundworks stock at 50 cents a share for the one year period ended July 31, 1998. Toby Investments is managed by Gerald B. Dennon for the benefit of the Dennon Family Trust and 4 Point Lake is owned and controlled by Clifford M. Johnston and his wife, Judy Morton Johnston. Mr. Johnston is a member of the advisory Board and a holder of approximately 5% of Soundworks shares. The options referred to have been exercised and each of Toby Investments, 4 Point Lake and XXX Enterprises Corp. have agreed that all transactions they do on behalf of Soundworks will be done according to industry standards and on terms no more favorable than if negotiated at arms length.

In February 2000, Soundworks entered into a Letter of Intent to acquire Santa Fe Acquisitions, Inc. for $380,000. Through March 31, 2000 Soundworks has loaned Santa Fe $55,000 to cover its operating expenses. We will use part of the proceeds of this offering to acquire all of the outstanding shares of Santa Fe Acquisitions, Inc.,. Santa Fe Acquisitions Inc. is presently wholly owned by Gerald B. Dennon, Soundworks' Chairman, President and CEO. Santa Fe's sole asset is Sunset Productions which it is acquiring for $380,000. Sunset owns a music library viewed by Management to be complimentary to that owned by Soundworks and an Audio Book line of products. Soundworks also leases its 4,000 square feet of office and warehouse space from Montcalm, LLC, an entity owned by Mr. Dennon. Soundworks believes the rental charge of $2,000 a month it pays Montcalm is at or below market. Soundworks also acquired its Master Tape Library at , as noted above, a deemed value of $100,000 from Mr. Dennon for stock at Soundworks inception. In addition, $50,000 was paid to a third party for accumulated storage and other expenses associated with the Master Tape Library through issuance to him of 100,000 shares of Soundworks shares.

Finally, Mr. Dennon and Montcalm, Inc., as at September 30, 2000, together owe Soundworks $146,001 as a result of the reapportionment of rental charges for the space occupied by Soundworks to Montcalm, Inc. and other entities controlled by Mr. Dennon. This obligation to Soundworks is represented as an account receivable due. The obligation is not reflected by a Note and the obligation bears no interest.

                          DESCRIPTION OF CAPITAL STOCK

Upon completion of the offering, Soundworks authorized capital stock will consist of 50,000,000 shares of common stock, $0.001 par value per share. The following description of Soundworks' capital stock is a summary only. A detailed description is to be found in Soundworks' Amended and Certificate of Incorporation as Amended and By-laws, copies of which have been filed as exhibits to the registration statement of which this Prospectus forms a part.

Units

Each unit consists of one share of common stock and one warrant to purchase an additional share of common stock. The units will automatically separate 30 days from the date of this Prospectus, after which the common stock and warrants in the units will trade separately.

Common Stock

The issued and outstanding shares of common stock being offered will be, when sold and issued, validly issued, fully paid for and not subject to assessments by Soundworks. Each holder of shares of common stock will be entitled to one vote for each share held of record and may not cumulate votes for election of directors. This means that if five directors are being elected and the shareholder owns 1 share, each share may be voted once for each director and that the shareholder is not entitled to vote 5 shares for one director. Cumulative voting often allows a minority shareholder to elect a representative director while in Soundworks case a majority of the shareholders will elect all of the directors. The shares will not be entitled to preemptive rights under applicable law and will not be subject to redemption or assessment. The lack of preemptive rights means that if Soundworks issues additional shares a present shareholder will have no right to retain his/her percentage interest in Soundworks by purchasing some of the offered shares. Subject to the rights and preferences of the holders of any preferred stock outstanding in the future, upon Soundworks' liquidation, dissolution or winding-up, the holders of shares of common stock will be entitled to receive, pro rata, its assets which are legally available for distribution to stockholders. In addition, subject to the rights and preferences of the holders of any preferred stock outstanding in the future, the holders of shares of common stock will be entitled to share ratably in dividends as, if and when declared by its Board of Directors. Soundworks does not anticipate that any dividends will be paid in the foreseeable future. As of March 31, 2000, there were approximately 500 holders of common stock.

Unit Warrants

Each warrant comprising part of the units sold in the offering will entitle the holder to purchase one share of common stock at an exercise price of $1.20. We may reduce the exercise price of the warrants for a period of at least 20 days. The warrants will generally be exercisable at any time commencing 30 days after the date of this Prospectus until the fifth anniversary of the date of this Prospectus, unless earlier redeemed. We may redeem all or some of the warrants, pro rata, from all warrant holders, at a price of $0.05 per warrant, upon 30 days' prior written notice, if the closing price defined in the warrant agreement, which is described below, per share of common stock for the ten consecutive trading days immediately before the date of notice of redemption equals or exceeds $2.40. We cannot redeem any warrants until six months have passed from the date of this Prospectus. We may give more than one notice of redemption. If given, notices of redemption must to be mailed by registered or certified mail to record holders of warrants. If we give notice of our intention to redeem, a holder will have the choice either to sell or exercise his or her warrants before the date specified in the redemption notice or to accept the redemption price. After the redemption date, there can be no exercise of the warrants that were the subject of the redemption.

The warrants will be issued in registered form. The shares of common stock underlying the warrants, when issued upon exercise of a warrant, will be fully paid and non-assessable. Soundworks will pay any transfer tax incurred as a result of the issuance of common stock to the holder upon its exercise.

The warrants contain provisions that protect the holders against dilution by adjustment of the exercise price. These adjustments will occur in the event of a merger, consolidation, sale or conveyance of all of the capital stock or substantially all of the assets of Soundworks, a stock split, or reverse stock split, stock dividend, capital reorganization or reclassification of our common stock. We have the option to issue fractional shares or cash for fractional shares upon the exercise of a warrant. The holder of a warrant will not, as a result of owning a warrant, have any rights as a Soundworks' shareholder until he or she exercises the warrant.

A warrant may be exercised upon surrender of the warrant certificate on or before the expiration or redemption date of the warrant at the offices of the warrant agent, with the form of "Election to Purchase" on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the exercise price (by certified or bank check payable to the order of Soundworks, Inc.) for the number of shares for which the warrant is being exercised.

For a holder to exercise the warrants, there must be a current registration statement in effect with the Securities and Exchange Commission and qualification in effect under applicable state securities laws (or applicable exemptions from state qualification requirements) with respect to the issuance of common stock or other securities underlying the warrants. We intend to use all commercially reasonable efforts to cause the registration statement, of which this Prospectus forms a part, to remain effective before the exercise of the warrants and to take other actions under the laws of various states as may be required to cause the sale of common stock upon the exercise of warrants to be lawful. We will not be required to honor the exercise of warrants if, in the opinion of our Board of Directors, acting with the advice of counsel, the sale of securities upon exercise would be unlawful. If the securities underlying the warrants are not registered under a current effective registration statement or qualified under applicable state securities laws and securities of the same class are listed on a securities exchange or there are at least two independent market makers for the securities of the same class, we may elect to redeem warrants submitted for exercise instead of obtaining registration and qualification. If we elect to redeem the warrants instead of registering and qualifying the common stock the redemption price of the warrants would be equal to the difference between the aggregate low asked price or closing price of the securities underlying the warrants and the exercise price of the warrants.

The above discussion of material terms of the warrants is qualified in its entirety by reference to the detailed provisions of the warrant agreement with The Fidelity Transfer Company. The form of this agreement has been filed as an exhibit to the registration statement of which this Prospectus is a part.

For the life of the warrants, the holders have the opportunity to profit from a rise in the market price of the common stock without assuming the risk of owning of the shares of common stock underlying the warrants. The warrant holders may be expected to exercise their warrants at a time when we would, in all likelihood, be able to obtain any needed capital by an offering of common stock on terms more favorable than those provided for by the warrants. Furthermore, the terms on which Soundworks could obtain additional capital during the life of the warrants may be adversely affected by the existence of the warrants.

                        Federal Income Tax Considerations

The following discussion sets forth the material federal income tax consequences, under current law, relating to the purchase and sale of the units and the underlying common stock and warrants. The discussion is a summary and does not deal with all aspects of federal taxation that may be applicable to an investor. It does not consider specific facts and circumstances that may be relevant to a particular investor's tax position. Some holders, such as dealers in securities, insurance companies, tax exempt organizations, foreign persons and those holding common stock or warrants as part of a straddle or hedge transaction, may be subject to special rules that are not addressed in this discussion. This discussion is based only on current provisions of the Internal Revenue Code of 1986, as amended, and on administrative and judicial interpretations as of the date of this prospectus, all of which are subject to change. You should consult your own tax advisor as to the specific tax consequences to you of this offering, including the applicability of federal, state, local and foreign tax laws.

Allocation of Purchase Price

Each unit as a whole will have a tax basis equal to the cost of the unit. The measure of income or loss from some of the transactions described below depends on the tax basis in each of the warrant and the common stock comprising the unit. Soundworks has allocated the purchase price between the warrant and the common stock so that the tax basis for the warrant will be $0.05 and the tax basis for the common stock will be equal to $0.95. If you disagree with the allocation, please see your tax advisor for advice on how to notify the Internal Revenue Service that you disagree with the allocation and claim a different basis.

Exercise or Sale of Warrants

No gain or loss will be recognized by a holder of a warrant on the purchase of shares of common stock for cash on an exercise of a warrant, except that gain will be recognized to the extent cash is received in the place of fractional shares. The tax basis of common stock received upon exercise of a warrant will equal the sum of the holder's tax basis for the exercised warrant and the exercise price. The holding period of the common stock acquired will begin on the date the warrant is exercised and the common stock is purchased. It does not include the period during which the warrant was held.

Gain or loss from the sale or other disposition of a warrant will be capital gain or loss to its holder if the common stock to which the warrant relates would have been a capital asset in the holder's hands. This capital gain or loss will be long-term capital gain or loss if the holder has held the warrant for more than one year at the time of the sale, disposition or lapse. If we redeem a warrant, the holder generally will realize capital gain or loss. Individuals generally have a maximum federal income tax of 20% on long term capital gains. The deduction of capital losses is subject to limitations.

Sale of Common Stock

A holder who sells common stock other than in connection with a tax free reorganization of Soundworks will recognize gain or loss in an amount equal to the difference between the amount realized and the holder's tax basis in the common stock. If the common stock is a capital asset in the holder's hands gain or loss upon the sale of the common stock will be a long-term or short-term capital gain or loss, depending on whether the common stock has been held for more than one year. Individuals generally have a maximum federal income tax of 20% on long term capital gains. The deductions of capital losses is subject to limitations.

Expiration of Warrants Without Exercise

If a holder of a warrant allows it to expire without exercise, the expiration will be treated as a sale or exchange of the warrant on the expiration date. The holder will have a loss equal to the amount of such holder's tax basis in the lapsed warrant. If the warrant is a capital asset in the hands of the holder, the loss will be a long-term or short-term capital loss, depending on whether the warrant was held for more than one year. The deduction of capital losses is subject to limitations.

Takeover Protection and Certain Charter and By-law Provisions

Provisions of the Nevada General Corporation Law (the "NGCL"), Soundworks Certificate of Incorporation (the "Charter") and its By-Laws (the "By-Laws") may delay, deter or prevent a tender offer, proxy contest or other takeover attempt. This may be true even if a takeover attempt is at a premium over market price for shares held by stockholders.

We are subject to the provisions of Section 203 of the NGCL which prohibits, subject to exceptions, a Nevada corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder. A business combination includes mergers, asset sales and other transactions that may result in a financial benefit to stockholders. A person is an interested stockholder triggering this protection if the person together with any of his affiliates or associates, beneficially owns, directly or indirectly, 15% or more of Soundworks' outstanding voting stock. There are three exceptions to these provisions. First, if Soundworks' Board of Directors gives prior approval to either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder then the restrictions do not apply. Second, the restrictions will not apply if, upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of Soundworks' outstanding voting stock. Finally, the restrictions will not apply if, at the time of or following completion of the transaction in which the stockholder became an interested stockholder, Soundworks' Board of Directors approves the business combination and stockholders holding at least 66 2/3% of Soundworks' outstanding voting stock not owned by the interested stockholder authorize the business combinations.

Our Certificate of Incorporation does not permit stockholders to act by written consent in lieu of a meeting. Our Certificate of Incorporation and By-laws also provide that special meetings of stockholders may only be called by a majority of its Board of Directors, its Chairman or its Chief Executive Officer. Stockholders will not be permitted to call a special meeting or to require that Soundworks' Board of Directors call a special meeting of stockholders. These provisions make it difficult for you to compel the calling of a meeting to discuss grievances you may have with management.

The provisions of the Certificate of Incorporation and the By-laws summarized in the preceding paragraphs may delay, deter or prevent a merger or other business combination that might be attractive to you but not to management. These provisions are intended to encourage any person interested in acquiring Soundworks' to negotiate with and obtain the approval of its Board of Directors in connection with the transaction. These provisions could also discourage bids for our common stock at a premium, as well as depress the market price of our common stock. See "Risk Factors-- Statute, Charter and By-laws May Delay or Prevent Acquisition of SoundWorks"

Our By-laws establish an advance notice procedure for nomination, other than by or at the direction of its Board of Directors, of candidates for election as directors. Advance notice procedures also exist for other stockholder proposals to be considered at annual or special meetings of stockholders. In general, we must receive notice of intent to nominate a director or raise business at an annual meeting not less than 60 nor more than 90 days prior to the scheduled annual meeting. In the case of a special meeting called to elect directors, the notice of intent must be received not later than the close of business on the fifth day following the day on which notice of the date of the meeting was mailed. The notice of intent must contain specific information about the person to be nominated or the matter to be brought before the meeting.

Transfer Agent

The transfer and warrant agent for our units, common stock and warrants is The Fidelity Transfer Company 1800 South West Temple (Suite 301), Salt Lake City, Utah 84115

                         SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the offering, we expect to have 9,925,331 shares of common stock outstanding, assuming no exercise of outstanding options or warrants. Of these shares, the 1,500,000 shares of common stock, and the 1,500,000 shares of common stock issued upon exercise of the warrants, issued as part of the units sold in the offering will (assuming a registration is in effect when the warrants are exercised) be freely tradable without restrictions or further registration under the Securities Act, except that any shares purchased by people who control us, may generally only be sold in compliance with the limitations of Rule 144 under the Securities Act. All of the remaining outstanding shares of common stock are restricted securities within the meaning of Rule 144 and may not be sold unless they are either registered under the Securities Act or an exemption from registration is available, including the exemption from registration offered by Rule 144.

In general, under Rule 144, as currently in effect, beginning 90 days after the date of this Prospectus, a person who has beneficially owned restricted shares for at least one year, including a controlling person, may sell within any three-month period a number of shares of common stock that does not exceed a maximum number of shares. This maximum is equal to the greater of 1% of the then outstanding shares of Soundworks' common stock . Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice and availability of current public information about us. In addition, under Rule 144(k) of the Securities Act, a person who is not our affiliate, has not been an affiliate of ours within three months prior to the sale and has beneficially owned shares for at least two years, would be entitled to sell those shares immediately without regard to volume limitations, manner of sale provisions, notice or other requirements of Rule 144.

Prior to this offering, our shares have traded on the NASDAQ Electronic Bulletin Board and Pink Sheets. There has been no significant trading in volume of our common stock and there can be no assurance that a significant public market for the common stock will develop or be sustained after the offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding warrants in the public market after the offering, or the perception that such sales may occur, from time to time, could adversely affect market prices of our securities and impair our ability to raise capital by selling securities.

                         DETERMINATION OF OFFERING PRICE

Prior to the offering, there has been no public market for our units or warrants and no significant public market, in terms of trading volume, for our shares of common stock. The initial public offering price of the units and the exercise price and other terms of the warrants underlying the units were determined by the Board of Directors of Soundworks after discussions with the underwriter and do not necessarily bear any relationship to our assets, book value, financial condition, or other established criteria of value. In determining those prices and terms, consideration was given to prevailing market conditions, the prospects for the business and industry in which Soundworks competes, an assessment of our management, our capital structure, our past and present operations, and our prospects for future earnings. The initial public offering price of the units and the exercise price of the warrants should not be considered to indicate actual value. There can be no assurance that an active trading market will develop for Soundworks' units, shares of common stock or warrants or that the aggregate prices at which its units, common stock and warrants will sell in the public market after the offering will be higher than the price at which the units will be sold in the offering.

                                  LEGAL MATTERS

The validity of units offered hereby will be passed upon for us by Raice Paykin Krieg & Schrader LLP of New York, New York, which has acted as counsel for Soundworks in connection with the offering.

                                    EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement for the fiscal years ended December 31, 1997-1999 have been audited by William L. Butcher, CPA, P.S., independent public accountants, as indicated in the reports with respect thereto, and are included herein in reliance upon the authority of that firm as experts in accounting and auditing. The report contained elsewhere in this Prospectus on Soundworks contains an explanatory paragraph regarding its ability to continue as a going concern.

                       WHERE YOU CAN GET MORE INFORMATION

Our fiscal year ends on December 31. We will file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the SEC's public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC.

We have filed a registration statement on Form SB-2 with the SEC. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement. References made in this Prospectus to any contract or other document relating to us, such references are not necessarily complete. You should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., and at the SEC's regional offices in Los Angeles, California and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov.

                         SOUNDWORKS INTERNATIONAL, INC.

                                 AND SUBSIDIARY

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page

Report of Independent Public Accountants ...............................     F-2

Consolidated Balance Sheets ............................................   F-3-4

Consolidated Statements of Loss and Accumulated Deficit ................   F-5-6

Consolidated Statements of Cash Flows ..................................     F-7

Consolidated Statements of Changes in Stockholders'

     Equity ............................................................   F-8-9

Notes to Financial Statements .......................................... F-10-13

                          WILLIAM L. BUTCHER, CPA P.S.

              -------------Certified Public Accountant------------

                   Everett-(425) 335-0603 Fax-(425) 335-3567

                  Marysville-(360) 683-9460 Fax-(360) 658-1165

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
SoundWorks International, Inc.
Rolling Bay, Washington

            I have audited the accompanying Consolidated Balance Sheet of SoundWorks International, Inc. and subsidiary as of December 31, 1999, 1998 and 1997 and the related Consolidated Statements of Loss and Deficit, Consolidated Statement of Cash Flows for the periods than ended, and the Consolidated Statement of Changes in Stockholders' Equity. My responsibility is to express an opinion on those financial statements based on my audit.

            I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provide a reasonable basis for my opinion.

            In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SoundWorks International, Inc. and subsidiary as of December 31, 1999, 1998 and 1997 and the results of its operations and its cash flows for the periods than ended in conformity with generally accepted accounting principles.

      The accompanying financial statements have been prepared assuming that SoundWorks International, Inc. will continue as a going concern. As discussed in
Note 4 to the financial statements, SoundWorks International, Inc. is engaged in new operations, and the ability to continue to exist as a going concern relies on the company's ability to retain adequate financing and to generate sufficient sales. These conditions raise substantial doubt about the company's ability to continue as a going concern. Management plans in this regard are described in
Note 4. The financial statements do not include any adjustment that might result from the outcome of the uncertainty of future agreements, financings or sales.


/S/ William L. Butcher

William L. Butcher, CPA, P.S.

Everett, Washington

May 23, 2000

                  SOUNDWORKS INTERNATIONAL, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

  September 30, 2000 and 1999 Unaudited and December 31, 1999 and 1998 Audited

                                     ASSETS
                                     ------

                                Unaudited                        Audited
                                ---------                        -------

                                 9/30/00      9/30/99     12/31/99     12/31/98
                                 -------      -------     --------     --------

CURRENT ASSETS

Cash                             ($2,534)      (6,293)     ($2,635)       ($343)

Accounts Receivable               67,760       62,099       16,682       44,845

Inventory                         43,695       44,058       48,579       37,804

Deposits & Prepaid Expenses        1,931         1931        1,931        1,931

Notes Receivable                 144,035      413,459      373,744          -0-
                               ---------    ---------    ---------    ---------

Total Current Assets             254,887      515,254      438,301       84,237
                               ---------    ---------    ---------    ---------

FIXED ASSETS

Equipment                         19,791       19,791       19,791       19,791

Furniture & Fixtures               2,800        2,800        2,800        2,800

Master Tape Library (N.3)        150,000      150,000      150,000      150,000

Leasehold Improvements             2,024        2,024        2,024        2,024

Less:

Accumulated Depreciation         (83,454)     (74,926)      77,454)     (67,551)
                               ---------    ---------    ---------    ---------
Total Fixed Assets                95,161       99,689       97,161      107,064
                               ---------    ---------    ---------    ---------

OTHER ASSETS

Loan Rec. Santa Fe (N.4)          61,870

Loan Rec Montcalm                146,001      148,607      188,201      130,447
                               ---------    ---------    ---------    ---------

Total Other Assets               207,871      148,607      188,201      130,447
                               ---------    ---------    ---------    ---------

TOTAL ASSETS                   $553, 919    $ 763,550    $ 723,663    $ 321,748
                               ---------    ---------    ---------    ---------

                  SOUNDWORKS INTERNATIONAL, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

  September 30, 2000 and 1999 Unaudited and December 31, 1999 and 1998 Audited

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

                                                                 Unaudited                    Audited
                                                                 ---------                    -------
                                                          9/30/00        9/30/99       12/31/99       12/31/98
                                                          -------        -------       --------       --------
CURRENT  LIABILITIES

Accounts Payable                                      $   102,070    $    60,179    $    60,082    $    52,077

Notes Payable (N.7)                                         7,375         35,369         38,006         40,006

Adv. Royalties Payable (N.9)                               30,592              0              0              0
                                                      -----------    -----------    -----------    -----------
Total Current LiabilitieS                                 140,087         95,548         98,088         92,083
                                                      -----------    -----------    -----------    -----------

LONG TERM LIABILITIES

Deposits on Options (N.4)                                       0              0              0          2,591
                                                      -----------    -----------    -----------    -----------
Total Long Term Liability                                       0              0              0          2,591
                                                      -----------    -----------    -----------    -----------
STOCKHOLDERS EQUITY

Common Stock, $0.001 par value,
50,000,000 shares authorized; 7,254,381
shares issued and out standing at December
31, 1998; 42,096,655 shares issued and
outstanding at December 31,1999;
42,126,555 shares issued and outstanding
at September 30, 2000                                      42,126         42,096         42,096          7,254
Paid in Capital                                         1,292,753      1,286,779      1,286,779        745,546

Accumulated Deficit                                      (920,998)      (660,873)      (703,300)      (525,726)
                                                      -----------    -----------    -----------    -----------
Total Stockholders' Equity                            $   413,882        668,002        625,575        227,074
                                                      -----------    -----------    -----------    -----------
TOTAL  LIABILITIES
AND STOCKHOLDERS' EQUITY                              $   553,919    $   763,550    $   723,663    $   321,748
                                                      -----------    -----------    -----------    -----------

                  SOUNDWORKS INTERNATIONAL, INC. AND SUBSIDIARY

             CONSOLIDATED STATEMENT OF LOSS AND ACCUMULATED DEFICIT

    March 31, 2000 and 1999 Unaudited and December 31, 1999 and 1998 Audited

                                         Period Ended         Period Ended            Year Ended     Inception to Year
                                                                                                            Ended
                                             09/30/00            09/30/99               12/31/99             12/31/98
                                             --------            ---------              --------             --------
Sales                                        $174,690             $102,005              $136,006             $438,380
Uncategorized Income                                0                    0                     0               18,171
Sales Back Ordered                                  0                   17                    23                  126
Vendor Adjustment                              16,040               12,566                16,755                4,379
Cost of Goods Sold                            (23,674)             (18,202)              (24,269)             (92,015)
                                             --------             --------              -------              --------
Gross Profit                                 $167,056              $96,386              $128,535             $369,041
Expenses
America onLine                                      0                    0                     0                  245
Advertising                                   14,7566               15,038                20,051               16,753
Automobile Expense                              9,735                  423                   564               12,947
Bad Debt                                      (3,327)                3,865                 5,153                2,408
Bank Service Charges                            1,938                1,377                 1,836                5,854
Cash Discounts                                      0                  240                   320                4,429
Commissions-Sales                               2,700                    0                     0                5,896
Copyright Registration Fees                        62                  448                   593                    0
Customer Relations                                  0                  707                   943                    0
Depreciation                                    6,000                7,375                 6,873               67,551
Distribution Discounts                              0                    0                     0                3,611
Dues and Subscriptions                          2,705                 1979                 2,638                6,737
Employee Benefits                                   0                  206                   274                1,445
Equipment Rental                                3,085                2,726                 3,635                4,025
Freight and Delivery                            5,046                5,275                 7,033               24,316
Insurance                                      19,532                8,870                11,826               14,642
Internet Expense                                  130                5,410                 7,213                    0
Investor Relations Fees/Expenses               37,207               34,928                46,570               14,655
Legaland Professional                               0                    0                     0                5,822
Licenses and Permits                              118                  567                   756                1,213
Loan Fees                                           0                  348                   464                    0
Meals and Entertainment                         1,489                    0                     0                4,957
Miscellaneous                                      35                   74                   370               31,448

                  SOUNDWORKS INTERNATIONAL, INC. AND SUBSIDIARY

  September 30, 2000 and 1999 Unaudited and December 31, 1999 and 1998 Audited

                                     Period Ended         Period Ended              Year Ended           Inception to
                                         09/30/00             09/30/00                12/31/99               12/31/98
                                         --------             --------                --------               --------
Moving Expense                                 $0                   $0                      $0                 $2,609
Office Expense/Supplies                     3,522                1,581                   2,108                 39,280
Office Security                               350                1,487                   1,982                  1,096
Payroll Expense                                 0                    0                       0                 15,219
Postage and Delivery                        3,763                1,939                   2,585                 11,112
Printing and Reproduction                  11,992                8,192                  10,922                 28,106
Professional Fees                         135,402               42,695                  56,926                163,130
Professional Development                        0                    0                       0                    197
Production Expense                         11,684               13,104                  17,472                 34,934
Reference Materials                         5,000                  431                     574                  6,257
Rent                                       25,977                3,904                   5,205                 36,406
Repairs and Maintenance                     5,645                3,677                   4,902                  5,928
Royalty Payment                             1,468                  538                     717                  1,697
Sales Promotions                            1,500                    0                       0                 19,459
Seminars                                        0                    0                       0                    613
Storage                                         0                    0                       0                  1,593

Supplies                                    3,737                  185                     247                  4,330
Taxes                                       6,233                  242                     323                  1,081
Telephone                                   1,859                4,301                   5,734                 25,776
Trade Show Expense                              0                    0                       0                     43
Travel & Entertainment                      19780                5,312                   7,083                 27,705
Utilities                                   1,884                1,149                   1,532                  8,876
Wages-Officers                             58,250               47,250                  63,000                108,000
                                           ------               ------                  ------                -------

Total Operating Expenses                 $397,488             $225,769                $298,424               $772,461

            See accompanying notes and independent auditor's report.

                  SOUNDWORKS INTERNATIONAL, INC. AND SUBSIDIARY

  September 30, 2000 and 1999 Unaudited and December 31, 1999 and 1998 Audited

                                                    Period Ended    Period Ended     Year Ended   Inception to
                                                        09/30/00        09/30/99       12/31/99       12/31/98
                                                        --------        --------       --------       --------

Loss From Operations                                  $ (230,432)    $  (129,383)    $ (169,889)   $  (403,420)

Other Income and
Experience
       Interest Expense                                 $ (4,672)    $    (6,999)   $    (9,332)   $   (46,946)
       Royalties                                          17,532           1,235          1,647         35,190
      Received
      Other Income                                             0               0              0         46,421
 Other Expense                                               165               0              0       (143,075)
                                                     -----------     -----------    -----------    -----------
Net Loss                                                 217,734        (135,147)      (177,574)      (511,829)
                                                     -----------     -----------    -----------    -----------
Net Loss Per Share                                         (.005)          (.003)         (.004)         (.071)
                                                     -----------     -----------    -----------    -----------

Accumulated Deficit
beginning of period                                     (703,300)       (525,726)      (525,726)             0

Adjustment-
Accumulated Deficit                                           36               0              0        (13,897)
                                                     -----------     -----------    -----------    -----------

Accumulated Deficit
end of the period                                    $  (920,998)    $  (660,873)   $  (703,300)      (525,726)
                                                     -----------     -----------    -----------    -----------

            See accompanying notes and independent auditor's report.

                  SOUNDWORKS INTERNATIONAL, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE PERIODS ENDED

  September 30, 2000 and 1999 Unaudited and December 31, 1999 and 1998 Audited

                                                     Period Ended   Period Ended     Year Ended    Inception to
                                                         09/30/00       09/30/99       12/31/99        12/31/98
                                                         --------       --------       --------        --------
Cash Flows From Operating Activities:

Net Loss                                              $  (217,734)   $  (135,147)   $  (177,574)   $  (511,829)
                                                      -----------    -----------    -----------    -----------

Adjustment to Reconcile Net Loss to
Net Cash Provided by Operating
Expenses:
    Depreciation                                            6,000          7,375          9,903         67,551
    (Increase) Decrease In:
        Accounts Receivable                               (51,078)       (17,254)        28,163        (44,845)
        Leasehold Improvements                                  0              0              0         (2,024)
        Inventory                                           4,884         (6,254)       (10,775)       (37,804)
        Deposits,Prepaid Expense                                0              0              0         (1,931)
        Equipment                                               0              0              0        (19,791)
        Furniture & Fixtures                                    0              0              0         (2,800)

        Master Tape Library                                     0              0              0       (150,000)
    Increase (Decrease) In:
Accounts Payable                                           41,988          8,102          8,005         52,077
        Adjustment-Retained
        Earnings                                               36              0              0        (13,897)
                                                      -----------    -----------    -----------    -----------
Total Adjustments                                           1,830         (8,031)        35,296       (153,464)
                                                      -----------    -----------    -----------    -----------

Net Cash Provided by
Operating Activities:                                    (215,904)      (143,178)      (142,278)      (665,293)
Cash Flows From Financing
Activities:
    Notes Receivable                                      229,709       (413,469)      (373,744)             0
    Notes Payable                                         (30,631)        (4,637)        (2,000)        40,006
    Loan Rec.-Santa Fe                                    (30,592)             0              0              0
    Loan Rec.-Shareholder                                 (61,870)       (18,160)       (57,754)      (130,447)

            See accompanying notes and independent auditor's report.

           SOUNDWORKS INTERNATIONAL, INC. AND SUBSIDIARY CONSOLIDATED
                 STATEMENT OF CASH FLOWS FOR THE PERIODS ENDED

  September 30, 2000 and 1999 Unaudited and December 31, 1999 and 1998 Audited

                                    CONTINUED

                                                     Period Ended   Period Ended     Year Ended    Inception to
                                                         09/30/00       09/30/99       12/31/99        12/31/98
                                                         --------       --------       --------        --------
Common Stock                                                   31         34,842         34,842          7,254

Paid in Capital                                             5,974        541,233        541,233        745,546

Deposits on Options                                             0         (2,591)        (2,591)         2,591
                                                      -----------    -----------    -----------    -----------

Net Cash Received From

Financing Activities:                                     216,005        137,228        139,986        664,950

Cash Beginning of
Periods                                                    (2,635)          (343)          (343)             0

Cash End of Periods                                        (2,534)        (6,293)        (2,635)          (343)
                                                      -----------    -----------    -----------    -----------

            See accompanying notes and independent auditor's report.

                  SOUNDWORKS INTERNATIONAL, INC. AND SUBSIDIARY

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

  SEPTEMBER 30, 2000 AND 1999 UNAUDITED AND DECEMBER 31, 1999 AND 1998 AUDITED

                                                                        Par Value        Paid In       Accumulated
                                                       Shares             Amount         Capital          Losses             Total
                                                      -------            -------         -------          -------            -----

BALANCE, DEC.31, 1997                                6,412,531            6,413          325,462         (493,124)         (161,249)

Adjustment-Retained
Earnings                                                     0                0                0          (13,897)          (13,897)

December 31, 1998-
Issuance of 841,850
shares of $0.001 par value
common stock for $420,925
from 504 Reg. D Offering                               841,850              842          420,083                0           420,925

Net Profit (Loss)-Year
Ended December 31, 1998                                      0                0                0          (18,705)          (18,705)
                                                     ---------        ---------        ---------        ---------         ---------
BAL. DEC. 31,1998                                    7,254,381            7,254          745,546         (525,726)          227,074
February 10, 1999-
Issuance of 31,400 shares of
$0.001 par value common
stock for $15,700 in services
from 504 Reg. D offering                                31,400               31           15,669                0            15,700

February 10, 1999-
Issuance of 14,000 shares of
Restricted Rule 144  common
stock for services (web site
development)                                            14,000               14            6,986                0             7,000

February 10, 1999-
Issuance of 1,106,750 shares
of $0.001 par value common
stock for $553,375 from 504

Reg. D offering                                      1,106,750            1,107          552,268                0           553,375
                                                     ---------        ---------        ---------        ---------         ---------
Subtotal                                             8,406,531            8,406        1,320,469         (525,726)          803,149

             See accompanying notes and independent auditor's report

                  SOUNDWORKS INTERNATIONAL, INC. AND SUBSIDIARY

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

  SEPTEMBER 30, 2000 AND 1999 UNAUDITED AND DECEMBER 31, 1999 AND 1998 AUDITED

                                    CONTINUED

--------------------------------------------------------------------------------

                                                                        Par Value        Paid In       Accumulated
                                                       Shares             Amount         Capital          Losses             Total
                                                      -------            -------         -------          -------            -----

February 12, 1999-
Issuance of a 4 share for
1 share stock dividend                              33,626,124           33,626          (33,626)               0                 0

March, 1999-
Issuance of stock, record
date corrections                                        64,000               64              (64)               0                 0

Net Loss-Year Ended
December 31, 1999                                                                                        (177,574)         (177,574)
                                                    ----------        ---------        ---------        ---------         ---------
BAL., DEC. 31, 1999                                 42,096,655           42,096        1,286,779         (703,300)         (625,575)

March, 2000-
Issuance of 30,000 shares
of restricted Rule 144 stock
for services                                            30,000               31            5,970                0             6,000

Net Loss-Period Ended
September 30, 2000                                           0                0                0         (217,734)         (217,734)

Adjustment-Retained Earnings                                 0                0                4               36          s      40
                                                    ----------        ---------        ---------        ---------         ---------
BAL. June  30, 2000                                 42,126,655           42,126        1,292,749         (820,373)          514,502

            See accompanying notes and independent auditor's report.

                  SOUNDWORKS INTERNATIONAL, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  SEPTEMBER 30, 2000 AND 1999 UNAUDITED AND DECEMBER 31, 1999 AND 1998 AUDITED

Note 1.  The Company

SoundWorks USA, Inc. ("the Company") is a Washington corporation founded December 16, 1992. The Company produces and markets spoken word and music products on audio compact disc, cassette tapes, and video. These products are marketed under the Company's trade names Jerden Records and SpeechWorks. Its focus is on "nostalgia" products.

The Jerden Records products consist of original music from the company's library of original master recordings performed by some of the top names of the 50's and 60's, including The Kingsmen, Don & The Goodtimes, Shocking Blue, The Brothers Four, Wes Montgomery, Pete Fountain, etc. Some of the products are "Greatest Hits" compilations, or songs from popular albums that have never before been produced on CD format.

The Company's library of master recordings is utilized by it to produce releases of artists that appeal to the nostalgia market.Material in the master library is copyrighted and royalties are payable upon the sale of the recording. The Company verifies the legal standing of its copyrights before production is begun on any particular title. The Company believes its copyrights are in order but also recognizes that its library contains some material where copyrights are clouded. Historical Icon material is in the public domain, and therefore requires no payment of royalties.

Jerry Dennon is the founder of the Company. His experience includes positions in record production, promotion and distribution as well as various positions in the broadcasting and entertainment industries.

In 1963 Mr. Dennon founded Jerden Music as a production company to produce and develop recording artists. He has two CLIOs--the international broadcasting award honoring the world's best broadcast advertisements.

In 1977 Mr. Dennon created First American Records, Inc. which under several labels--including The Great Northwest Music Company label--won several Grammy Awards.SoundWorks International, Inc. ("SoundWorks"), a Nevada corporation, was formed on March 19, 1997 as a subsidiary of E/S Corporation for the purpose of acquiring SoundWorks USA, Inc., a Washington corporation, by issuing shares of E/SCorporation for such acquisition. E/S Corporation changed its plans for this acquisition on April 17, 1997 by first spinning off to its shareholders
100% (1,012,531 shares) of its issued and outstanding common stock and then having

                  SOUNDWORKS INTERNATIONAL, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       SEPTEMBER 30,2000 AND 1999 UNAUDITED AND DECEMBER 31, 1999 AND 1998

Note 1.  The Company - continued

Soundworks International, Inc., as a separate corporate entity, acquired Soundworks USA, Inc. in a reverse takeover by issuing 4,000,000 shares to the shareholders of SoundWorks USA, Inc. pursuant to an Agreement and Plan of Business Combination with the effective date of the acquisition being September 1, 1997.

SoundWorks International, Inc. also issued 400,000 shares to its investor relations subcontractors (Toby Investments, L.L.C. 133,334 shares; 4 Point Lake, L.L.C. 133,334; shares XXX Enterprises Corp. 133,333 shares) as a consulting fee incident to the above mentioned Agreement and Plan of Business Combination.

On December 17, 1997 SoundWorks, through its sponsoring market maker, West America Securities Corp. filed its l5(c)2-ll application with the NASD to have its stock quoted on the NASD's Electronic Bulletin Board (NASD:OTC:BB). On September 16, 1998 SoundWorks obtained the trading symbol "SOWK" and is currently being traded under that symbol on NASD's Electronic Bulletin Board. In April 2000, the company's stock was removed from the Electronic Bulletin Board and is currently being traded on the "pink sheets" as a result of its not being an SEC reporting company. SoundWorks is in the process of preparing an SB-2 registration statement and offering. When completed, SoundWorks' stock will be traded on the Electronic Bulletin Board.

Note 2.  Summary of Significant Accounting Policies

This summary of significant accounting policies of SoundWorks International, Inc. (the Company) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Nature of Operations

See The Company above.*

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at the lower of cost or fair market value. Depreciation is computed for financial statement purposes as well as for federal income tax purposes using the MACRS (Modified Accelerated Cost Recovery System) method of depreciation. Equipment is depreciated over five years; Furniture and Fixtures over seven years; and Leasehold Improvements over 39 years. The master tape library is classified as Furniture and Fixtures and is being depreciated over a seven year period. The leasehold improvements for the old facility were written off on September 30, 1998. The leasehold improvements for the new facility began on October 1, 1998 along with the related depreciation for three months. Inventory consists primarily of tapes and compact discs held for resale and is valued at the lower of actual cost or market value.

                  SOUNDWORKS INTERNATIONAL, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  SEPTEMBER 30, 2000 AND 1999 UNAUDITED AND DECEMBER 31, 1999 AND 1998 AUDITED

Note 2. Summary of Significant Accounting Policies - continued Income Taxes

The Company has filed all tax returns. The Company has incurred net operating losses from 1992 through 1999 of $703,300. The losses will begin expiring for income tax purposes in the year 2007.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Operating Expenses

Operating expenses are allocated between the Company and Montcalm, Inc. based on the percentage of gross revenues generated each by the Company and Montcalm, Inc.

Note 3. Acquisition of Master Tape Library

The Master Tape Library of the Company was acquired at a deemed value of $100,600 from Jerry Dennon for stock in the Company at the Company's inception. Ownership of the Master Tape Library is subject to the normal royalty interests in the recording business and was also subject to a $0.25 per unit royalty interest of $50,000 in payment of prior years' accumulated expenses and storage charges. This $50,000 has been paid via 100,000 shares of stock from the Company's 504 Reg. D Offering at $0.50 per share.

Note 4. Going Concern and Financings *

The Company requires adequate financing and sufficient sales to remain in operation. The Company has completed a corporate development plan involving a reverse takeover of a Nevada corporation named SoundWorks International, Inc. which was finalized on September 1, 1997, and subsequent Reg. D 504 financings. SoundWorks is now a public company with its stock quoted on the NASD's Electronic Bulletin Board. The first 504 Reg. D financing scheduled for 5,000,000 shares at $0.01 for a total of $50,000 was closed on December 5, 1997 at $10,000 to avoid excessive dilution to existing shareholders. A second 504 Reg. D Offering was then filed with the State of New York for 1,980,000 shares at $0.50 per share or $990,000. As of December 31, 1998, 841,850 shares have been sold at $0.50 per share for $420,925. As of December 31, 1999, 1,138,510 shares were sold (total 1,980,000) at $0.50 per share for $569,075. Of this amount, 1,106,750 shares were bought with three collateralized notes for $184,458.50, $184,458.50, and $184,458.00 (total $553,750). These notes were adequately collateralized using collateral other than the stock being purchased. During 1999 $180,000 was paid and during the first quarter 2000 $140,724 was paid against these notes, leaving a balance of $233,020.00.

In February 2000, Soundworks entered into an agreement to acquire Santa Fe Acquisitions, Inc. using part of the proceeds from its SB-2 offering. Through March 31, 2000 SoundWorks had loaned Santa Fe $61,870 to cover its operating costs.

                  SOUNDWORKS INTERNATIONAL, INC. AND SUBSIDIARY
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                SEPTEMBER 30, 2000 AND DECEMBER 31, 1999 AND 1998

Note 5. Company Facilities

The Company currently occupies approximately 4,000 square feet of office and warehouse space located on Oddfellows Road on Bainbridge Island, which is 7 miles (across Puget Sound) from downtown Seattle, Washington. The Company rents these facilities on a month-to-month basis for $2,000.00 per month commencing January 1, 1999 from Montcalm, LLC, the owner of the property. The Company's mailing address is post office Box 4608, Rolling Bay, WA.98061-0608.The Company's phone and fax numbers are (206) 780-0857 and (206) 780-0859 respectively. Montcalm, LLC is owned by Gerald B. Dennon, President of the Company. The monthly rental amount was set at or below the fair market value rent for Bainbridge Island.

Note 6 Equipment Lease

The Company entered into an equipment lease agreement with the Wm. Dierick Co. (now * IKON Office Solutions, Inc.) on December 18, 1996 for the lease of a Canon NP6030 copier and a Canon L-4000 fax machine. The lease agreement provides for a minimum * monthly payment, excluding taxes, of $280.80 per month for sixty
(60) months plus a monthly charge per copy of $O.0222 for copies in excess of 3,000 copies per month.

Note 7. Notes Payable

Wilma J. Akin is owed $7,350 on a six month promissory note due December 26, 1998 with interest at 12% per annum.

Note 8. Certain Relationships

      Gerald B. Dennon, through Montcalm, Inc., has periodically funded the Company over the past six years by loans. Such loans have been paid back periodically consistent with the Company's working capital requirements. In addition, Gerald B. Dennon, * through Montcalm, LLC, owned by Montcalm, Inc., owns and rents the Company's office and warehouse facility to the Company at a fair market rental (see Note 5).

The Company's financial statements show a $146,001 loan receivable owed to the Company by Gerald B. Dennon and Montcalm, Inc. at March 31, 2000. This is a result of the reallocation of expenses from Soundworks to Montcalm, Inc. and the charges to Wages-Officers.

On October 18, 2000 the Board of Directors awarded Mr. Dennon 6,000 shares out of the 30,000 shares of restricted stock of SpeechWorks International, Inc. stock owned by the Company as discussed in Note 10 Subsequent Events. Mr. Dennon abstained from the voting. The Directors made this award because of his extraordinary initial efforts in securing the asset for the Company; because of Mr. Dennon's personal guarantees on a $25,000 bridge loan secured for the Company; and because of Mr. Dennon in return agreeing to transfer 900,000 of his personal shares back to the Company for retirement into treasury stock. These 900,000 shares were approximately equal in value to the 6,000 shares of SpeechWorks stock discounted to fifty percent based on the stock being restricted for one year and consequently subject to potential market fluctuations.

                  SOUNDWORKS INTERNATIONAL, INC. AND SUBSIDIARY
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                SEPTEMBER 30, 2000 AND DECEMBER 31, 1999 AND 1998

--------------------------------------------------------------------------------

Note 9. Advance Royalties Payable

The following are non-refundable advances to be recouped over five years against future sales:

            Delta  Music, Inc.                           $7,532

            Columbia House                                3,826

            Sunset Productions                            2,834

            Sundazed Music                                6,400

            Ace Music                                    10,000
                                                         ------

                                                        $30,592

Note 10. Subsequent Events

On October 20, 2000 the Company announced its securing of $250,000 of bridge financing personally guaranteed by Mr. Dennon, a principal use for which was to exercise its 30,000 warrants in SpeechWorks International, Inc. (NASD: SPWK) for $85,000. The Company had received these warrants in 19888 along with $45,000 as a result of the sale of the Company's domain name SpeechWorks.com to Applied language Technologies , Inc., a private company. On August 1, 2000 after changing its name to SpeechWorks International, Inc. it went public in a $100,000,000 offering, thus giving the warrants a substantial value. This value has not been shown on the Company's books.

--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any units in any jurisdiction where it is unlawful. The information in this prospectus is current as of ______, 2000.

--------------------------------------------------------------------------------

TABLE OF CONTENTS

Prospectus Summary.....................2

Summary Financial Data.................4

Risk Factors...........................4

Use of proceeds........................8

Plan of Distribution...................9

Determination of Offering Price........9

Divided Policy.........................9

Capitalization.........................9

Dilution..............................10

Selected Financial Data...............10

Business..............................12

Competition...........................20

Capitalization........................22

Legal Proceedings.....................22

Management............................22

Principal Stockholders................25

Certain Transactions..................26

Description of Capital Stock..........26

Sales Eligible for Future Sale........30

Determination of Offering  Price......30

Legal Matters.........................31

Experts...............................31

Further Information...................31

                                   PROSPECTUS

                         SOUNDWORKS INTERNATIONAL, INC.

                                     ISSUER

                                 1,500,000 Units

             Each Unit Consisting of one share of Common Stock $.001

             Par Value and One Redeemable Warrant to Acquire a Share

                                 December , 2000

                                ----------------

Until           , 2001 (25 days after the date of this prospectus), all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                    [GRAPHIC SOUNDWORKS INTERNATIONAL INC.]

                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by Nevada law, Soundworks' Certificate of Incorporation includes a provision which provides that a director of Soundworks shall not be personally liable to or its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Nevada, which prohibits the unlawful payment of dividends or the unlawful repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. This provision is intended to provide directors with protection against, and to limit their potential liability for monetary damages resulting from, suits alleging a breach of the duty of care by a director. As a consequence of this provision, stockholders of Soundworks will be unable to recover monetary damages against directors for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit the right of Soundworks or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty. Management of Soundworks believes this provision will assist Soundworks in securing and retaining qualified persons to serve as directors. Soundworks is unaware of any pending or threatened litigation against Soundworks or its directors that would result in any liability for which such director would seek indemnification or similar protection.

Such indemnification provisions are intended to increase the protection provided directors and, thus, increase Soundworks' ability to attract and retain qualified persons to serve as directors. Because directors liability insurance is only available at considerable cost and with low dollar limits of coverage and broad policy exclusions, Soundworks does not currently maintain a liability insurance policy for the benefit of its directors although Soundworks may attempt to acquire such insurance in the future. Sounworks believes that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors and the general unavailability of directors liability insurance to provide protection against the increased risk of personal liability resulting from such lawsuits have combined to result in a growing reluctance on the part of capable persons to serve as members of boards of directors of public companies. Soundworks also believes that the increased risk of personal liability without adequate insurance or other indemnity protection for its directors could result in overcautious and less effective direction and management of Soundworks. Although no directors have resigned or have threatened to resign as a result of the Soundworks' failure to provide insurance or other indemnity protection from liability, it is uncertain whether Soundworks' directors would continue to serve in such capacities if improved protection from liability were not provided.

The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Soundworks and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an

--------------------------------------------------------------------------------
improper personal benefit, for breaching a director's duty of loyalty (which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of Soundworks and those of the director) or for violations of the federal securities laws. The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of Soundworks.

The provisions regarding indemnification provide, in essence, that Soundworks will indemnify its directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of Soundworks, including actions brought by or on behalf of Soundworks (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, or for the receipt of illegal remuneration. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance. One purpose of the provisions is to supplement the coverage provided by such insurance. However, as mentioned above, Soundworks does not currently provide such insurance to its directors, and there is no guarantee that Soundworks will provide such insurance to its directors in the near future although Soundworks may attempt to obtain such insurance.

The provisions diminish the potential rights of action which might otherwise be available to shareholders by limiting the liability of officers and directors to the maximum extent allowable under Nevada law and by affording indemnification against most damages and settlement amounts paid by a director of Soundworks in connection with any shareholders derivative action. However, the provisions do not have the effect of limiting the right of a shareholder to enjoin a director from taking actions in breach of his fiduciary duty, or to cause Soundworks to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken. Also, because Soundworks does not presently have directors liability insurance and because there is no assurance that Soundworks will procure such insurance or that if such insurance is procured it will provide coverage to the extent directors would be indemnified under the provisions, Soundworks may be forced to bear a portion or all of the cost of the director's claims for indemnification under such provisions. If Soundworks is forced to bear the costs for indemnification, the value of Soundworks' stock may be adversely affected. In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 is contrary to public policy and, therefore, is unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following is an itemization of expenses, payable by Soundworks from the proceeds of this offering, incurred by Soundworks in connection with the issuance and distribution of the securities of Soundworks being offered hereby. All expenses are estimated except the SEC and the NASD Registration and Filing Fees. See "Use of Proceeds."

--------------------------------------------------------------------------------

SEC Registration and Filing Fee                                       $883.20

NASD Registration and Filing Fee                                       830.00

Transfer & Warrant Agent Fees                                        2,500.00

Financial Printing                                                  10,000.00

Accounting Fees and Expenses                                         6,000.00

Legal Fees and Expenses                                             50,000.00(1)

Blue Sky Fees and Expenses                                           5,000.00

Miscellaneous

   TOTAL                                                           $80,000.00

(1) $15,000.00 of which was paid prior to the initial filing of this Registration Statement and related Prospectus.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

      1. (a) On March 7, 2000 Soundworks issued 30,000 shares of its Common Stock to four employees as follows: Robert L.Wikstrom, 10,000 shares; Scott Schmidt, 5,000 shares; Daniel Dennon, 5,000 shares; and Diane Botefuhr, 10,000 shares. Mr. Dennon is the son of Gerald B. Dennon, President of Soundworks.

            (b) There was no underwriter involved. All shares were issued to employees for past services. Each employee was required to provide suitable investment representations

            (c) The shares were valued at $6000 or $20 per share.

            (d) The shares were all taken for investment, bear a legend to that effect and were issued in reliance upon Section 4 (2) of the Securities Act of 1933, as amended as only four persons were involved two of whom are either Management or related to Management.



      2. (a) On February 10, 1999 Soundworks issued 31,400 shares of its Common Stock

            (b) There was no underwriter involved.

            (c) The shares were issued for $15,700 in services.

            (d) The shares were issued in reliance on an exemption from registration under Rule 504 of Regulation D of the Securities Act of 1933.

      3. (a) On February 10, 1999, Soundworks issued 14,000 shares of its Common Stock to one person.


--------------------------------------------------------------------------------

            (b) There was no underwriter involved .The shares were issued for web site development to one person .

            (c) There was no underwriter. The shares were issued to one person for services valued at $7,000.

            (d) The shares were taken for investment, bear a legend to that effect, and were issued in reliance upon Section 4 (2) of the Securities Act of 1933

      4. (a) On February 10, 1999, Soundworks issued 1,106,750 shares of its Common Stock for $553,375

            (b) There was no underwriter involved.

            (c) The shares were issued by the company for $553,375. There was no underwriter involved

            (d) The shares were issued pursuant to the exemption from registration provided under Rule 504 of Regulation D.

      5. (a) In May 1997, Soundworks issued 400,000 shares of its Common Stock to be divided equally between Toby Investments, L.L.C., 4 Point Lake L.L.C. and XXX Enterprises Corp.

            (b) There was no underwriter involved. The shares were issued to entities related to executive officers or members of the Board of Directors or Advisory Board of Soundworks.

            (c) All shares were issued for financial, venture capital, public relations and brokerage services to be rendered valued at $400.00. In addition, as past and future consideration for such services rendered and to be rendered the above mentioned contractors were provided with warrants to acquire an additional 1,000,000 shares of Soundworks Common Stock. Such warrants were subsequently exercised on February 10, 1999, as indicated in item 4 above.

            (d) The shares and warrants were issued in reliance on Section 4 (2) of the Securities Act of 1933, as amended, to a limited number of entities (3) controlled by Management.

      6. (a) In September 1997, Soundworks issued 4,000,000 shares of its Common Stock to an entity controlled by Gerald B. Dennon which owned the music and voice library and business currently being pursued by Soundworks in return for such library and business

            (b) There was no underwriter involved and Gerald B. Dennon is President and CEO of the company.

            (c) The music and voice library were "booked" at $100,000 although the value to be considerably higher.

            (d) The shares were issued in reliance on Section 4 (2) of the Securities Act of 1933, as amended as no public offering was involved.

--------------------------------------------------------------------------------

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

1.          Underwriting Agreement. (to be filed by Amendment)

3.(i)       Certificate of Incorporation (Nevada),  March 19, 1997.

3.(i)(a)    Certificate of Incorporation, as amended (to be filed by amendment).

3.(ii)      By-laws, as amended.

3.(ii)(a)   Amended and Restated By-laws (to be filed by amendment).

4.(i)       Specimen Copy of Common Stock Certificate. - (to be filed by
            Amendment).

4.(ii)      Form of Warrant Certificate

5.          Opinion of Raice Paykin Krieg & Schrader LLP for Registrant.

10.(i) Agreement to acquire Santa Fe Acquisitions , Inc. (to be filed by amendment)

21.         Subsidiaries of the Registrant. (to be filed by Amendment)

23.(i)      Consent of Raice Paykin Krieg & Schrader LLP is included in Exhibit
            5.

23.(ii)     Consent of  William L. Butcher, CPS P.S. is included in Exhibit 24 .
24.         Power of Attorney appointing Gerald B. Dennon.

ITEM 28.  UNDERTAKINGS

[The undersigned Registrant hereby undertakes to provide to participating broker-dealers, at the closing, certificates in such denominations and registered in such names as required by the participating broker-dealers, to permit prompt delivery to each purchaser.]

The undersigned Registrant also undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement:

(in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if iii)To include any material information with respect to the plan of distribution not previously disclosed the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

--------------------------------------------------------------------------------

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

This Registration Statement consists of the following:

1. Facing page.

3. Prospectus.

4. Complete text of Items 24-28 in Part Two of Registration Statement.

5. Exhibits.

6. Signature page.

7. Consents of:

     Raice Paykin Krieg & Schrader LLP

William L. Butcher, CPA P.S.

--------------------------------------------------------------------------------

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly
authorized, in the City of Seattle, State of Washington, on December     , 2000.


                                               /s/ GERALD B.  DENNON
                                               ----------------------------

                                               Gerald B. Dennon
                                               Chairman of the Board

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE                       TITLE                                DATE

                   Chairman, President, CEO, Director          December 21, 2000

                   Vice President, Secretary/Treasurer         December 21, 2000

                   Director, COO and CFO                       December 21, 2000

     CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

I have issued my report dated May 23, 2000, accompanying the financial statements of Soundworks, International, Inc. and Subsidiary contained in the Registration Statement and Prospectus. I consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of my name as it appears under the caption "Experts."


                                                /s/ William L. Butcher
                                                --------------------------------
December 21, 2000                               William L. Butcher CPA, P.S.


--------------------------------------------------------------------------------